Exhibit 1

Magna International Inc.

Annual Information Form

March 29, 2010

1

MAGNA INTERNATIONAL INC.

ANNUAL INFORMATION FORM

In this document, referred to as the “Annual Information Form”, the terms “you” and “your” refer to the shareholder, while “we”, “us”, “our”, “Company” and “Magna” refer to Magna International Inc. and, where applicable, its subsidiaries. The information in this Annual Information Form is current as of March 29, 2010 and all amounts referred to in this Annual Information Form are presented in U.S. dollars, in each case, unless otherwise stated. In this Annual Information Form, a reference to “fiscal year” is a reference to the fiscal or financial year from January 1 to December 31 of the year stated. In this document, references to specific customers include the customers’ operating divisions and subsidiaries, unless otherwise stated.

FORWARD-LOOKING STATEMENTS

This Annual Information Form contains statements that constitute “forward-looking statements” within the meaning of applicable securities legislation, including, but not limited to, statements relating to implementation of our business strategy, future growth prospects of our business and estimates of future environmental clean-up and remediation costs. The forward-looking information in this Annual Information Form is presented for the purpose of providing information about management’s current expectations and plans and such information may not be appropriate for other purposes. Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “outlook”, “project”, “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements. Any such forward-looking statements are based on information currently available to us, and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation:

•                  the potential for a slower than anticipated economic recovery or a deterioration of economic conditions;

•                  production volumes and sales levels;

•                  the financial condition and credit worthiness of some of our automotive customers, including the potential that such customers may not make, or may seek to delay or reduce, payments owed to us;

•                  the financial condition of some of our suppliers and the risk of their insolvency, bankruptcy or financial restructuring;

•                  the highly competitive nature of the automotive parts supply business;

•                  our dependence on outsourcing by our customers;

•                  our ability to identify and successfully exploit shifts in technology;

•                  the termination or non-renewal by our customers of any material contracts;

•                  restructuring, downsizing and/or other significant non-recurring costs;

•                  impairment charges;

•                  our ability to successfully grow our sales to non-traditional customers;

•                  unfavourable product or customer mix;

•                  our ability to quickly shift our manufacturing footprint to take advantage of lower cost manufacturing opportunities;

•                  risks of conducting business in foreign countries, including China, India, Brazil, Russia and other developing markets;

•                  disruptions in the capital and credit markets;

•                  fluctuations in relative currency values;

•                  our ability to successfully identify, complete and integrate acquisitions;

•                  pricing pressures, including our ability to offset price concessions demanded by our customers;

•                  warranty and recall costs;

•                  exposure to elevated commodities prices, as well as energy prices;

•                  scarcity of critical commodities;

•                  changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates, as well as our ability to fully benefit tax losses;

•                  other potential tax exposures;

•                  legal claims against us;

•                  work stoppages and labour relations disputes;

•                  changes in credit ratings assigned to us;

•                  changes in laws and governmental regulations;

•                  costs associated with compliance with environmental laws and regulations; and

•                  potential conflicts of interest involving our indirect controlling shareholder, the Stronach Trust.

In evaluating any forward-looking statements in this Annual Information Form, we caution readers not to place undue reliance on any forward-looking statements. Readers should specifically consider the various factors, including those contained under “ITEM 3. DESCRIPTION OF THE BUSINESS — RISK FACTORS”, which could cause actual events or results to differ materially from those indicated by our forward-looking statements.  Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this Annual Information Form to reflect subsequent information, events, results or circumstances or otherwise.

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ITEM 1.  CORPORATE STRUCTURE

Issuer

We were incorporated under the laws of the Province of Ontario, Canada on November 16, 1961.  Our charter documents currently consist of amended and restated articles of incorporation dated August 28, 2008, which were issued pursuant to the Business Corporations Act (Ontario).

Our registered and head office is located at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

Controlling Shareholder

We are indirectly controlled by the Stronach Trust, a trust existing under the laws of Ontario, which serves as an estate planning vehicle for the Stronach family. Mr. Frank Stronach and Ms. Belinda Stronach, our Chairman and Executive Vice-Chairman, respectively, and two other members of the Stronach family are trustees and members of the class of potential beneficiaries of the Stronach Trust.

Subsidiaries

A list of our principal subsidiaries and their respective jurisdictions of incorporation as of December 31, 2009 is set out on Schedule A.  Our legal structure (including that of our subsidiaries) is not necessarily indicative of our operational structure.

ITEM 2.  GENERAL DEVELOPMENT OF THE BUSINESS

OVERVIEW

We are the most diversified global automotive supplier.  We design, develop and manufacture technologically advanced automotive systems, assemblies, modules and components, and engineer and assemble complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks.  As at December 31, 2009, we employed approximately 72,500 people in 238 manufacturing operations and 79 product development, engineering and sales centres, in 25 countries. As at such date, our capabilities, separated into five product areas, include:

•	complete vehicle engineering and assembly
•	powertrain systems	comprising our Vehicles & Powertrain product area
•	roof systems

•	exterior systems
•	interior systems
•	seating systems	comprising our Exteriors & Interiors product area
•	closure systems
•	vision systems

•	body and chassis systems

•	electronic systems

•	hybrid and electric vehicles/systems

Reporting Segments

We operate internationally through divisions, which function as autonomous business units operating within pre-determined guidelines. Our divisions have been aligned on a geographic basis in order to meet the needs of our customers and respond to regional economic and industry factors.  Accordingly, we operate in three separate geographic reporting segments — North America, Europe and Rest of World. We also maintain corporate and other operations, which constitute a separate reportable segment, that support or are ancillary to our automotive and other operations.

Our external sales by reporting segment for 2009 and 2008 were as follows:

Reporting Segment	2009	2008
	(U.S. dollars, in millions)
Europe	$8,467	$11,301
North America	8,146	11,826
Rest of World	734	560
Corporate and Other	20	17
Total	$17,367	$23,704

Geographic Markets and Customers

North America

Our North American production sales accounted for approximately 43% and 46% of our consolidated sales for 2009 and 2008, respectively. Our primary customers in North America in 2009 included BMW, Daimler, Fiat/Chrysler Group, Ford, General Motors, Honda, Hyundai-Kia, Mazda, Mitsubishi, Renault-Nissan, Suzuki, Toyota and Volkswagen.

Our top ten North American programs based on 2009 production sales were:

Capabilities Represented
Customer(s)	Vehicle(s)	Body & Chassis Systems	Interior Systems	Seating Systems	Exterior Systems	Powertrain Systems	Vision Systems	Electronic Systems	Closure Systems

General Motors	Full-Size SUVs & Pick-ups	☒	☒		☒	☒	☒	☒	☒

Ford, Mazda	Ford Escape, Mercury Mariner, Mazda Tribute	☒	☒	☒	☒	☒	☒	☒	☒

Chrysler, Volkswagen	Chrysler Town & Country, Dodge Caravan/Grand Caravan, VW Routan	☒	☒	☒	☒	☒	☒		☒

General Motors	Buick Enclave, Chevrolet Traverse, GMC Acadia, Saturn Outlook	☒	☒		☒	☒	☒	☒	☒

Ford	F-Series, Mark LT	☒	☒		☒	☒	☒	☒	☒

Ford	Ford Fusion, Mercury Milan, Lincoln MKZ	☒	☒		☒	☒	☒	☒	☒

Ford	Ford Edge, Lincoln MKX	☒		☒	☒	☒	☒	☒	☒

General Motors	Chevrolet Equinox, GMC Terrain, Pontiac Torrent, Suzuki XL7	☒	☒	☒	☒	☒	☒	☒	☒

Ford	F-Series SuperDuty	☒		☒	☒	☒	☒	☒	☒

Chrysler	Jeep Wrangler	☒		☒	☒	☒	☒		☒

Note: Capabilities represented may not be on each vehicle or each trim level of each vehicle. Additionally, our capabilities in each product area range from components to full systems, only some of which may be represented on any particular program.

Europe

Our European production and vehicle assembly sales accounted for approximately 44% of our consolidated sales for each of 2009 and 2008. Our primary customers in Europe in 2009 included Aston Martin, BMW, Daimler, Fiat/Chrysler Group, Ford, GAZ, General Motors, Honda, Hyundai-Kia, Mitsubishi, Porsche, PSA Peugeot Citroën, Renault-Nissan, Suzuki, Tata Motors, Toyota, and Volkswagen.

Our top ten European programs based on 2009 production and vehicle assembly sales were:

Capabilities Represented
Customer(s)	Vehicle(s)	Engineering & Assembly	Body & Chassis Systems	Interior Systems	Seating Systems	Exterior Systems	Roof Systems	Powertrain Systems	Vision Systems	Electronic Systems	Closure Systems

BMW	X3	☒	☒	☒				☒	☒

BMW	MINI One/Cooper		☒	☒		☒			☒		☒

Daimler	Mercedes-Benz G-Class	☒	☒	☒			☒	☒	☒	☒	☒

Daimler	Mercedes-Benz C-Class		☒	☒		☒			☒	☒	☒

Daimler	smart fortwo		☒		☒				☒	☒	☒

Volkswagen	Audi Q5		☒	☒	☒			☒	☒	☒	☒

Volkswagen	Tiguan		☒	☒		☒		☒	☒	☒

Volkswagen	Golf		☒	☒		☒		☒	☒	☒

Volkswagen	Caddy		☒		☒	☒		☒	☒	☒

Volkswagen	Transporter		☒		☒	☒		☒	☒

Note: Capabilities represented may not be on each vehicle or each trim level of each vehicle. Additionally, our capabilities in each product area range from components to full systems, only some of which may be represented on any particular program.

Rest of World

Our Rest of World production sales accounted for approximately 4% and 2% of our consolidated sales in 2009 and 2008, respectively. Our primary customers in Rest of World in 2009 included BMW, Chang’an Auto, Chery Automobile, Daimler, Fiat/Chrysler Group, First Automobile Works, Ford, Geely, General Motors, Great Wall Motor Company, Honda, Hyundai-Kia, Mazda, Mitsubishi, PSA Peugeot Citroën, Renault-Nissan, Shanghai Automotive, Suzuki, Tata Motors, Toyota and Volkswagen.

Customer Concentration

Worldwide sales to our six largest customers represented the following proportions of our consolidated sales in 2009 and 2008:

Customer	2009	2008
General Motors	18%	21%
BMW	16%	19%
Ford	15%	14%
Volkswagen	12%	8%
Fiat/Chrysler Group	11%	13%
Daimler	10%	10%
Other	18%	15%
Total	100%	100%

RECENT TRENDS IN THE AUTOMOTIVE INDUSTRY

With the apparent stabilization and improvement in the global automotive industry in the second half of 2009, a number of the factors which impacted the industry and our business beginning in the second half of 2008 appear to be diminishing. For example, vehicle production levels, particularly in North America, appear to be improving as compared to the low levels experienced in the second half of 2008 and first half of 2009. However, forecast vehicle production levels in both North America and Europe for 2010 remain below historic averages and remain sensitive to continued improvement in overall economic conditions. Similarly, while the short-term viability of several of our customers has improved due to significant government intervention and restructuring actions, the long-term viability of certain of our customers remains uncertain. Continued improvement in the global automotive industry is heavily dependent on factors such as consumer confidence, employment levels, household debt, real estate values, the continued availability of consumer credit, interest rates, energy prices and other factors. At this time, it is too early to determine whether the apparent stabilization and improvement in the economy and automotive industry in the second half of 2009 will continue.

The impact of other recent trends also remains uncertain. For example, as a result of the restructuring of the global automotive industry in 2008/2009 due to the global recession that began in the second half of 2008, the financial condition of the automotive supply base deteriorated significantly, with a number of suppliers restructuring under bankruptcy protection or ceasing operations altogether. In the short-term, we have secured a significant amount of takeover business as our customers transferred business from weak suppliers to stronger suppliers, like Magna. However, the mid- to long-term impact of the restructuring of the automotive supply base cannot be determined at this time. Some of our competitors have successfully emerged from bankruptcy restructurings, leaving them with strong balance sheets, reduced cost structures and improved overall competitiveness.

One recent and growing trend in the automotive industry, born out of the need to carefully manage costs, is the growth of cooperative alliances and arrangements among competing automobile manufacturers. New and increasing relationships include features such as: shared purchasing of components; joint engine, powertrain and/or platform development; and engine, powertrain and platform sharing. Cooperation among competing automobile manufacturers is expected to increase, particularly with respect to vehicle hybridization and electrification, in order to lower the entry cost for automobile manufacturers to compete in these vehicle segments.

A number of general trends have been impacting the automotive industry and our business in recent years, and are expected to continue, including the following:

Pricing Pressures

Automobile manufacturers have sought ways to reduce their costs of producing vehicles as competition for market share has become more intense. In addition to seeking cost efficiencies in their own production, marketing and administrative structures, automobile manufacturers have placed significant pressure on automotive suppliers to reduce the price of their components, assemblies, modules and systems. This pricing pressure has come in different forms, including: long-term agreements containing pre-determined price reductions for each year of a vehicle production program; price reduction demands, in addition to those contained in any long-term agreement and often including significant demands for retroactive price reductions; pressure to absorb more design and engineering costs previously paid for by the automobile manufacturer and to recover these costs through amortization in the piece price of the particular components designed or engineered by the supplier; pressure to assume or offset cost increases of commodities, including steel and resins; and pressure to own and/or capitalize tooling and recover these costs through amortization in the piece price of the components produced by this tooling. In many cases, automotive suppliers bear the risk of not being able to fully recover the design, engineering and tooling costs if the particular vehicle production volumes are lower than anticipated or if programs are terminated early. In addition, automobile manufacturers are increasingly requesting that their automotive suppliers bear the cost of the repair and replacement of defective products that are either covered under the automobile manufacturers’ warranty and/or are the subject of a recall.

Increasing Consumer Demand and Government Support for, and Industry Focus on, Fuel-Efficient and Environmentally-Friendly Vehicles

Periodically elevated fuel prices, growing consumer awareness of environmental issues and other factors have increased consumer demand for vehicles that are lighter, more fuel-efficient and environmentally-friendly. Additionally, governments have shown greater willingness to provide incentives for consumers to purchase more fuel-efficient and environmentally-friendly vehicles or to relinquish their older, less efficient vehicles. In addition, automobile manufacturers are becoming increasingly focused on the development and manufacture of hybrid, electric and other alternative-energy vehicles. Automotive suppliers which emphasize technological innovation and broad product capabilities are expected to benefit from the growing demand for these features.

Governmental Regulation of the Global Automotive Industry

The automotive industry is subject to greater governmental regulation seeking to promote higher corporate average fuel economy, reduce vehicle emissions, increase vehicle recyclability and improve vehicle safety. While increased regulation generally presents new challenges for the automotive industry, it may also provide opportunities for automotive suppliers that produce and market new products and technologies.

Growth of the Automotive Industry Outside of Our Traditional Markets

The local demand for vehicles in China, India, Brazil and Russia and other developing markets has increased significantly in recent years, notwithstanding the reduced demand currently being experienced in most markets as a result of recessionary economic conditions in 2008/2009. This increasing local demand has helped boost the local automotive industry in these countries and has attracted investments in manufacturing from North American, European and Asian-based automobile manufacturers, through stand-alone investments and/or joint ventures with local partners. More recently, there has been increasing migration of component and vehicle design, development and engineering to certain developing markets. Automotive suppliers have followed, and will likely continue to follow, the expansion of automobile manufacturers into these regions. Automotive suppliers that establish or expand their operations in developing markets may face greater exposure to a number of risks of conducting business in such markets.

Growth of A to D Vehicle Segments

The local demand for vehicles in developing markets consists primarily of demand for micro (A segment), sub-compact (B segment), compact (C segment) and mid-size (D segment) cars. Currently, some of our largest traditional customers are not as well represented in product offerings in the A and B vehicle segments. Automobile manufacturers which have established product offerings in these vehicle segments, and their preferred suppliers, will likely have an advantage in realizing on the opportunities in these higher growth vehicle segments.

Prevalence of Vehicles Built Off High-Volume Global Vehicle Platforms

To realize economies of scale and remain competitive, automobile manufacturers continue to maximize the range of vehicles built from a single high-volume global platform. This allows an automobile manufacturer to differentiate its products from those of its competitors, to expand the number of market segments in which it competes, to extend the life of existing vehicle platforms, to respond to lifestyle trends and to meet the tastes of consumers. Examples of the types of vehicles which can be built off a single vehicle platform include convertibles, sports cars and all-wheel drive and four-wheel drive sport utility or cross-over vehicles. This trend provides Tier 1 automotive suppliers increased opportunities to supply larger volumes of products which may be common across multiple vehicles built off the same platform and, in some cases, to provide niche vehicle engineering and assembly.

Some of these trends may present risks to our operations, profitability and/or financial condition. These risks are described in detail under “ITEM 3. DESCRIPTION OF THE BUSINESS — RISK FACTORS”, which all readers are strongly encouraged to consider carefully.

OUR BUSINESS STRATEGY

We have undertaken a number of significant actions in recent years, including during the global recession that began in the second half of 2008, such as: restructuring and right-sizing our manufacturing operations; shifting manufacturing to take advantage of developing markets; reducing fixed costs; implementing a more focused capital spending strategy; focusing on operational excellence and effective use of our assets; and seeking opportunities for successor and takeover business and in-sourcing, including to protect our supply of components. These and other actions have been instrumental in allowing us to maintain the strength of our balance sheet, preserving our cash and retaining our position as a leading global automotive supplier in the face of extremely difficult economic and industry conditions.

In the short-term, we seek to better our operations through continuous improvement, while continually refining our product strategy. More generally, we aim to capitalize on the recent trends in the automotive industry discussed above, including by continuing to optimize our global manufacturing footprint, broadening our sales base, continuing to emphasize technology and innovation, capitalizing on our broad capabilities and seeking to grow our content per vehicle through new, successor and takeover business. The main elements of our business strategy are described below.

Continuous Improvement

We maintain an ongoing focus on continuous improvement of our manufacturing and assembly operations to achieve our goal of being the best automotive supplier in terms of quality, efficiency, innovation and profitability. We will continue to place strong emphasis on turning around underperforming divisions and successfully launching programs that will commence production in 2010.

Diversifying our Sales Base

Although we have sales to all of the world’s largest automobile manufacturers and are present in all significant automobile producing regions in the world, a substantial proportion of our business has traditionally been with the Detroit 3 automobile manufacturers in North America, and the German-based automobile manufacturers in Western Europe. In addition, our business is primarily focused on the D and higher vehicle segments, with much of our A to C segment business in the luxury brands. Our strategy is to further diversify our concentration of sales:

By Customer: by growing the proportion of our business with non-traditional customers, including with Asian-based automobile manufacturers,

By Region:  by growing the proportion of our business in developing markets, and

By Vehicle Segment: by growing the proportion of our business in the A to C (micro to compact car) segments.

We have made progress in diversifying our sales base through organic growth, takeover business and strategic acquisitions. However, we aim to further diversify our sales base in coming years by continuing to demonstrate our technical capabilities and quality and pursuing new programs and takeover business in light of recent and future consolidation and cooperation in the automotive supply industry.

In addition to our strategy of diversifying our automotive sales base, we are pursuing opportunities in areas that are complementary to our existing automotive design, engineering and manufacturing capabilities, such as: alternative energy/solar power equipment; consumer durables, including household appliances; and heavy trucks. The aim of this strategy is to allow us to more efficiently use our capital assets, technological know-how and manufacturing capacity.

Emphasizing and Investing in Technology and Innovation

We believe that one of the cornerstones of our past success has been our commitment to research, development and technological innovation.  This commitment is enshrined in our Corporate Constitution, which requires us to annually allocate a minimum of 7% of our Pre-Tax Profits (as defined in the Corporate Constitution) to research and development. Historically, we have exceeded this minimum threshold. We intend to continue directing significant effort to bringing new products and processes to market and will seek to purchase or license innovative technologies that we believe will provide additional value to us and our customers. This commitment will be particularly important given the recent trend towards more fuel-efficient, environmentally-friendly and lighter vehicles, and the growing industry focus on development of hybrid, electric and other alternative-energy vehicles. Recent examples of this growing strategic emphasis include:

•  the formation, in January 2010, of Magna E-Car Systems, a global operating unit that will provide electric and hybrid vehicle integration and will cooperate with our existing product groups and assist in managing complete vehicle electrification projects with our customers, and develop and produce battery/electrical storage systems; and

•  the establishment of a collaborative partnership with the National Research Council of Canada (NRC) for the creation of a Composites Centre of Excellence, that will be dedicated to research and development in the area of thermoplastic composites; materials which are designed to increase strength while reducing weight and fuel consumption, key elements of the next generation of safer, more affordable, environmentally-friendly and fuel efficient vehicles.

Our efforts regarding new products and processes have generated a number of recent innovations, including those referenced under “ITEM 3. DESCRIPTION OF THE BUSINESS — PRODUCTS AND SERVICES”.

Optimizing our Global Footprint

In recognition of the fact that much of the future growth potential in the automotive industry lies in new markets, we will continue to optimize our global footprint to take advantage of growing vehicle production in these developing markets, primarily in China, India, Brazil, Russia and various countries in Eastern Europe. Our manufacturing presence outside of our traditional U.S., Canadian and Western Europe markets has grown from 19 manufacturing facilities in 1999 to 77 manufacturing facilities in 2009. While engaging in this geographic expansion, we will also be focused on ensuring that we can successfully compete in products that can be delivered globally to take advantage of the continuing trend towards building high volumes of vehicles from single global platforms.

Refining Product Strategy

We continue to refine our product strategy based on our current and planned manufacturing footprint, the technological innovations we possess or are bringing to market, and the competitive position of our products. In connection with this initiative, we intend to focus on customers that are most willing to work for our mutual benefit, including through joint improvement of efficiencies and reduction of costs. Capital expenditures, research and development investment and acquisitions that are aimed at achieving this refined product strategy, improving our innovation roadmap and diversifying our sales base will be priorities.

Capitalizing on our Broad Capabilities

We have the expertise to work with our customers from concept to completion, from the design and engineering of a complete vehicle and its systems through to its final assembly.  We are a leading supplier of advanced, total vehicle engineering, the world’s largest independent assembler of complete vehicles and we produce components, modules and systems for most major areas of a vehicle. Our broad product capabilities distinguish us from our competitors and we intend to capitalize on these capabilities to continue to secure new and takeover business.

Seeking to Grow Content Per Vehicle

We currently possess a major market share in a number of product areas in which we compete and maintain strong relationships with most major automobile manufacturers globally. As a result of these relationships, our average dollar content per vehicle in 2009 in North America and Europe was approximately $872 and $495, respectively. The growth in average dollar content per vehicle in North America has slowed in recent years, primarily as a result of the loss of market share of the Detroit 3 automobile manufacturers and our lower content on vehicles produced by Asian-based automobile manufacturers. Our production sales in Rest of World continue to grow and were approximately $676 million in 2009. We will continue to pursue the award of new programs from our customers, with particular emphasis on foreign-based automobile manufacturers, and takeover business from our competitors.

OPERATING STRUCTURE AND PRINCIPLES

Decentralization

We follow a corporate policy of functional and operational decentralization, which we believe increases flexibility, customer responsiveness and productivity. Our manufacturing and assembly operations are conducted through divisions, each of which is an autonomous business unit operating within pre-determined guidelines. Each division is a separate profit center under the authority of a general manager who has the discretion to determine rates of pay, hours of work, sources of supply and contracts to be performed, within the framework of our Corporate Constitution and our Employee Charter.  Our divisions are aligned by geographic region in each of our product areas.  Within a number of our product areas, we have regional management teams that are responsible for maintaining key customer, supplier and government contacts in their respective markets, and centrally managing key aspects of our operations while permitting our divisions enough flexibility through our decentralized structure to foster an entrepreneurial environment. Our executive management teams in North America and Europe coordinate advanced systems development and manufacturing, allocate capital, coordinate our mergers and acquisitions and strategic alliances strategy, ensure customer and employee satisfaction and manage succession planning within their respective regions.  Our corporate management team also interfaces with the investment community and our entire executive management team is responsible for our long-term strategic planning and future growth, as well as monitoring the performance of the management of our divisions.

Realignment of Product Portfolio

Following the privatizations of each of our former “spinco” public subsidiaries (Tesma International Inc., Decoma International Inc. and Intier Automotive Inc.) in 2005, we re-aligned our product portfolio and strengthened our management team.  Our seven former automotive systems groups were re-aligned on the basis of geographic and product area and Co-Chief Executive Officers were appointed with responsibility for each of North America and Europe, our primary markets, as well as shared responsibility for Rest of World. We also began to segment our financial results on a geographic basis between North America, Europe and Rest of World.

Operating Principles

We are committed to a number of operating principles, including employee equity participation and profit sharing, incentive-based management compensation and an employee charter.  See “ITEM 3. DESCRIPTION OF THE BUSINESS — HUMAN RESOURCES”.

RECENT DEVELOPMENTS IN OUR BUSINESS

Acquisitions and Divestitures

We have engaged in a number of acquisitions, divestitures, financings and securities transactions in the last three years, including those listed below. None of these acquisitions constitute “significant acquisitions” within the meaning of such term in National Instrument 51-102 — Continuous Disclosure Obligations of the Canadian Securities Administrators.

During the first quarter of 2010, we:

• acquired Karmann Japan Co. Ltd., a convertible roof system supplier and subsidiary of Wilhelm Karmann GmbH (“Karmann”), which will be combined with our current roof system capabilities in Japan.  We also entered into agreements to purchase Karmann’s Polish subsidiary and certain of Karmann’s assets in Germany. The Polish and German acquisitions are expected to close in the second quarter of 2010, subject to the receipt of regulatory approval in Germany; and

• sold our Optera business which manufactures coated glass for touch screens used in non-automotive applications, including our 50% joint venture interest in Optera Technology (Xiamen) Co. Ltd. (“Optera China”) to TPK Holding Co., Ltd, our joint venture partner in Optera China,  for approximately $34 million.

In June 2009, we acquired seven facilities from Meridian Automotive Systems Inc. The facilities are located in the United States and Mexico and manufacture composites for various customers.

In May 2009, we acquired Cadence Innovation s.r.o., a manufacturer of exterior and interior systems. Cadence is located primarily in the Czech Republic with sales to various customers, including Skoda.

The total consideration for the Meridian and Cadence acquisitions and certain other acquisitions was $136 million, consisting of $50 million paid in cash and $86 million of assumed debt.

In October 2008, we acquired:

• Technoplast, a supplier of plastic exterior and interior components. Technoplast is located in Nizhny Novgorod, Russia and currently supplies the GAZ group with components for several programs; and

• BluWav Systems LLC, a developer and supplier of electric and energy management systems for hybrid electric vehicles, plug-in hybrid vehicles and battery electric vehicles.

In June 2008, we were the successful bidder to acquire a substantial portion of the exteriors business and related assets of Plastech Engineered Products Inc., in a Chapter 11 sale out of bankruptcy. The acquired business supplies parts to various customers, including Chrysler, Ford and General Motors in the United States and Canada.

In May 2008, we acquired a facility from Ogihara America Corporation. The facility in Birmingham, Alabama manufactures major exterior and structural welded assemblies for sales to various customers, including Daimler.

The total consideration for the Technoplast, Blu Wav, Plastech, Ogihara and certain other acquisitions was $177 million, consisting of $158 million paid in cash and $19 million of assumed debt.

In January 2007, we acquired two facilities from Pressac Investments Limited for $52 million plus $6 million of assumed debt.  The facilities in Germany and Italy manufacture electronic components for sale to various customers, including Volkswagen, Daimler and Fiat.

In the future, we will continue to consider acquisitions of new technologies and strategic assets that complement our current portfolio of automotive technologies or expand our product breadth, provided that any such acquisition furthers our overall business strategy. In addition, we will consider acquisitions that will potentially diversify our sales among non-traditional customers, provide us with installed capacity at an economical rate or involve the purchase of key assets at an attractive price.  We will also continue to consider joint ventures with other suppliers in order to increase our business opportunities in various regions and enhance our relationships with certain automobile manufacturers.  We generally analyze potential acquisitions and joint ventures using discounted cash flow criteria in an effort to secure appropriate returns and earnings growth.  However, we expect that we will continue to expand primarily through organic growth.

Financings and Securities Transactions

Plan of Arrangement Involving Magna and Russian Machines

During 2007, following approval by our Class A Subordinate Voting and Class B Shareholders, we completed the court-approved Arrangement whereby OJSC Russian Machines (“Russian Machines”), a wholly owned subsidiary of Basic Element Limited, made a major investment in Magna. Russian Machines’ participation in the arrangements it entered into with the Stronach Trust in connection with the Arrangement terminated on October 3, 2008. Russian Machines no longer has any interest in the 20 million Class A Subordinate Voting Shares of Magna issued as part of the Arrangement. As a result of an internal reorganization completed in December 2009, the former holding company created in connection with the Arrangement, that was indirectly controlled by the Stronach Trust, but in which five of Magna’s executive officers were shareholders, was wound up. As a result, the Stronach Trust continues to indirectly control Magna and the Magna Class A Subordinate Voting Shares originally contributed by the five executive officers as part of the Arrangement were returned to them.

Substantial Issuer Bid

On September 25, 2007, we completed a substantial issuer bid, pursuant to which we purchased for cancellation approximately 11.9 million Class A Subordinate Voting Shares, representing approximately 9% of our then issued and outstanding Class A Subordinate Voting Shares, for an aggregate purchase price of $1.1 billion. The purpose of the substantial issuer bid was to offset the dilution caused by the issuance from treasury of 20 million of our Class A Subordinate Voting Shares in connection with the Russian Machines Arrangement referred to above.

Normal Course Issuer Bids

On November 12, 2008, we renewed a normal course issuer bid to purchase for cancellation and/or for purposes of our long-term retention (restricted stock), restricted stock unit and similar programs, up to 11 million Magna Class A Subordinate Voting Shares. The normal course issuer bid expired on November 11, 2009. During the term of the normal course issuer bid, we did not purchase any Class A Subordinate Voting Shares for cancellation but purchased 400,000 Class A Subordinate Voting Shares for our long-term retention (restricted stock), restricted stock unit and deferred profit sharing programs for an aggregate purchase price of $13.7 million. Under our previous normal course issuer bid which commenced on November 12, 2007, we purchased 2.5 million Class A Subordinate Voting Shares for cancellation and 134,000 Class A Subordinate Voting Shares for our long-term retention (restricted stock) and restricted stock unit programs for an aggregate purchase price of $219 million.

Redemption of 6.5% Convertible Debentures/Repayment of 7.08% Junior Unsecured Subordinated Debentures

As part of the privatization of Decoma, we assumed Decoma’s obligations in respect of its 6.5% Convertible Debentures in the principal amount of Cdn.$99,998,000 that were scheduled to mature on March 31, 2010. The outstanding Debentures were redeemed for cash by the Corporation on December 7, 2009 for an aggregate amount equal to the outstanding principal amount of Convertible Debentures plus accrued and unpaid interest. Our €100 million of 7.08% junior unsecured subordinated debentures matured and were settled with cash on September 30, 2009 for an aggregate amount equal to the outstanding principal amount of such subordinated debentures plus accrued and unpaid interest.

Other Transactions

In October, 2005, we completed a five-year revolving term facility that was to expire on October 12, 2010.  The facility has a North American tranche of $1.57 billion, a European tranche of 300 million euros and an Asian tranche of $50 million.  We subsequently extended the facility twice, such that it will expire on July 12, 2012.

ITEM 3.     DESCRIPTION OF THE BUSINESS

We are the most diversified global automotive supplier.  We design, develop and manufacture technologically advanced automotive systems, assemblies, modules and components, and engineer and assemble complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks.  We follow a corporate policy of functional and operational decentralization, pursuant to which we conduct our operations through divisions, each of which is an autonomous business unit operating within pre-determined guidelines. As at December 31, 2009, we had 238 manufacturing divisions and 79 product development, engineering and sales centres in 25 countries. Our divisions are aligned on a geographic basis between North America, Europe and Rest of World.  A Co-Chief Executive Officer heads management in each of our two primary markets, North America and Europe, and the Co-Chief Executive Officers share responsibility for Rest of World.  We also maintain corporate and other operations, which constitute a separate reportable segment, that consist of operations that support or are ancillary to our automotive operations.

Our success is primarily dependent upon the levels of North American and European car and light truck production by our customers and the relative amount of content we have on various programs.  Customer production volumes in different regions are impacted by factors which may vary from one region to the next, including general economic and political conditions, interest rates, energy and fuel prices, international conflicts, labour relations issues, regulatory requirements, trade agreements, infrastructure, legislative changes, environmental emission and safety issues.  A number of other factors, discussed under “RISK FACTORS”, also affect our success, including such things as relative currency values, commodities prices, price reduction pressures from our customers, the financial condition of the automotive supply base and competition from manufacturers with operations in low-cost countries.

PRODUCTS AND SERVICES

Despite operating and managing our business on a geographic basis, we possess product and service capabilities which span across such geographic regions. Details regarding our product and service capabilities follow:

VEHICLES AND POWERTRAIN

Complete Vehicle Engineering and Assembly

We provide complete vehicle engineering and assembly services for the automotive industry and are the world’s largest brand-independent assembler of complete vehicles. Our complete vehicle assembly facility, located in Graz, Austria, received the J.D. Power Gold Plant Award 2006 for vehicles assembled in Europe.

CAPABILITIES

Engineering Services

• Complete Vehicle

• Body

• Chassis/Powertrain

• Electric/Electronics

Complete Vehicle Production

• Low Volume Production

• Localization

• Niche Vehicle Production

• Peak-Shaving

Door Modules

• Assembly of Doors and Closures

Fuel Systems

• Complete Tank Systems

• Fuel Caps

• Filler Necks and Filler Heads

• Capless Systems

• Diesel Misfueling Guards

• Filler Pipes

• Fuel Supply Units/Valves

• Engine Components

Liquid and High Pressure Gaseous Storage

• Components and Systems for Natural Gas and Hydrogen

Space Technology (including Aviation)

• Propellant Feed Lines

• Thermal Control Systems

• Satellite Propulsion Systems

• Cryogenic Fuel Lines

• Automotive Applications

INNOVATIONS

Virtual Product Development and Production Process

We provide virtually validated data to assist in moving from concepts to niche vehicle development.

Complete Vehicle Concepts

We are involved in the advance development of complete vehicle concepts in conjunction with our engineering and manufacturing partners.

Aluminum Competence

We design, develop and produce complete aluminum spaceframes.

Powertrain Systems

We design, engineer and manufacture powertrain systems and components for the global automotive industry.

CAPABILITIES

Driveline and Chassis Controls

• Transfer Cases

• Torque Vectoring Devices

• AWD Coupling Systems

• Hybrid AWD and 4WD Modules

• Rear Drive Modules (RDM)

• Electronic Limited Slip Differentials (eLSD)

• Front and Rear Axle Drives

• Power Take Off Units (Hypoid Gear Sets)

• ePOWERTRAIN modules (Hybrid/EV)

• Actuators, including System Controls

• Steering Actuators

• Electric Parking Brake

Stampings

• Clutch Modules

• Clutch Housings

• Flexplates

• Front End Accessory Drive Components

Fluid Pressure and Controls

• Integrated Front Engine Cover Modules

• Engine Water and Oil Pumps

• Transmission Oil Pumps

• Vacuum Pumps

• Water Management Components

• Mass Balancer Systems

Engineering Services and System Integration

• System Integration

• Engine and Drivetrain Engineering

• Commercial Vehicle Engineering

• Testing and Simulation Services

• Load Data Acquisition

• NVH (Noise, Vibration & Harshness) Analysis

• Engineering Software Tools Development

• Software Development for Mechatronic Systems

INNOVATIONS

ePOWERTRAIN Modules

A turn-key solution that provides the automobile manufacturer with a complete powertrain module (motor, inverter and gearbox) with an integrated parking pawl system, allowing the automobile manufacturer to concentrate on the vehicle integration and energy storage systems.

Tunable Dual Mass Flywheel

The tunable dual mass flywheel improves the isolation of rotational vibrations, offering the possibility of defining a global characteristic curve for stiffness. This leads to advanced NVH behavior for modern drivetrains.

Electronic Limited Slip Differential (eLSD)

Traditional passive limited slip differentials restrict the amount of torque transfer from wheel to wheel by their reactive mechanical actuation. The eLSD allows for active/continuous torque transfer management for significantly improved vehicle dynamics.

Flex4 — Disconnect System

The Flex4 Disconnect System is considered the next step in disconnect technology, which is widely used in U.S. and Asian applications to increase the efficiency of 4WD vehicles.  It is based on the ClimateTrac controller that shifts automatically between True 2WD and AWD/4WD.

High Efficiency Vacuum Pump

Standard reciprocating piston and multiple vane vacuum pumps are used to provide a vacuum source for brake system requirements in diesel engines. Our High Efficiency Vacuum Pump consumes less power and is a lower cost, lighter weight solution compared to other vacuum pumps.

Variable Displacement Engine Oil Pump

The variable displacement engine oil pump moves less oil through the engine when it is not needed, thereby putting less resistance on the engine and improving fuel economy.

We employ a variety of different manufacturing capabilities and processing technologies in our powertrain operations, including metal die-forming, flow-forming, stamping and spinning, synchronous roll-forming, die-spline rolling, precision-heavy stamping, fineblanking, aluminum die casting and precision machining, magnesium machining, plastic injection molding and plastic welding, soft and hard processing of gear wheels and shafts, rotary swaging, hardening, laser welding, automated assembly and end-of-line testing.

We conduct some of our powertrain operations through joint ventures, including a non-controlling, 50% voting (76.7% equity) partnership interest in the Litens Automotive Partnership, a partnership with certain members of its senior management, which is a leading supplier of highly-engineered  drive subsystems and components. Product offerings include accessory drive systems and products including auto tensioners and idlers, overrunning alternator decoupler assemblies, Torqfiltr™ overrunning, isolating crank pulley assemblies and clutched waterpump pulleys and assemblies; timing drive systems and products including tensioners (both for belt and chain) and idlers, SmartSprocket™ tuned sprockets and clutched waterpump pulleys and assemblies; and other specialty products including vehicle start / stop subsystems. Litens has manufacturing operations in North America (Canada), Europe (Germany) and Rest of World (China, Brazil and India).

Roof Systems

We design, engineer and manufacture vehicle roof systems for the global automotive industry.

CAPABILITIES

Retractable Hard Tops

• Two- and Three-Piece Roof Modules

• Body-in-White Roof Module Panels, Rear Shelf and Flaps

• Latches and Locking Systems

• Tube Frames

Modular Tops

Solutions for panoramic roof systems, for opening the roof panel and the backlight.

Soft Tops

Soft tops containing aluminum die cast and magnesium die cast components.

Folding Sunroofs

Employing various fabric systems in multi-layer fabric versions.

Vehicle Integrated Cargo Carrier

A space-saving rear end carrier that is completely integrated in the vehicle.

INNOVATIONS

Our innovations include: the first mass produced retractable hard top; the first three-piece retractable hard top offered; introduction of the first soft top with fin and bullet exterior appearance; designed the world’s only SUV with a powered soft top.

Processes employed in our roof systems operations include “cut and sew” of complete fabric covers, backlight gluing and complete roof assembly.

EXTERIORS AND INTERIORS

Exterior Systems

We design, engineer and manufacture various exterior components and systems for the global automotive industry.

CAPABILITIES

Front and Rear End Fascia Systems

• Front and Rear Fascias

• Front and Rear End Modules

• Energy Management Systems

Exterior Trim

• Body Side and Roof Ditch Moldings

• Wheel Opening Moldings

• Rocker Panels and Claddings

• Spoilers and Grilles
• Decklid and Pillar Appliques

• Roof Racks/Rails

• Static and Automated Running Boards

Under Hood and Underbody Components

• Battery Boxes

• Oil and Transmission Pans

• Engine Valve Covers

• Fan Shrouds

• Underbody Shields

• Wiper Support Systems

Class A Composite Panels

• Body Panels, Door Panels and Quarter Panels

• Fender and Cab Skirts

• Deck Lids

• Hoods

• Roofs

• Liftgates and Tailgates

• Pickup Boxes

Sealing Systems

• Window Surround Modules

• Backlight, Belt, Windshield, Door Surround and Roof Drip Moldings

• Door, Inner and Outer Belt Seals

• Complete Convertible Sealing Systems

Sheet Molding Compound (SMC) Material

• EpicBlendSMC™ sheet molding compound in multiple formulations

Top Systems

• Composite Roof Panels

• Soft Tops

• Polycarbonate Removable Roof Panels

• Tonneau Covers

Structural Components

• Firewalls

• Engine Tunnels

• Cab and Trailer Floors

• Cab Structure

• Front End Carriers

• Cowls

• IP Supports

• Bumper Beams

Engineered Glass

• Truck and Van Sliding Windows

• Front and Rear Quarter Windows

• Liftglass Assembly

• Windshields and Backlights

• Fixed Roof Glass Modules

• Bus Windows

INNOVATIONS

Front and Rear End Modules (FEM/REM)

Carrier panel innovations have enabled us to integrate bumpers, active air management, cooling and lighting systems into our FEMs. These innovations have resulted in the award of several programs.

Composite Panels and Structural Components

Class A, structural and body in white (BIW) components can be produced using injection molding, Sheet Molding Compound (SMC) or Reinforced Reaction Injection Molding (RRIM) technologies. Multiple fiber reinforcement options can be included to give the ability to create lightweight and durable components, in complex shapes, with low customer investment.

Composite Liftgate

Light-weight vehicles have “opened the door” to our composite light-weight liftgate modules. Innovations in this area provide customers with investment savings and assembly efficiencies.

Window Surround Systems

These modules are engineered and manufactured as a single component to fulfill functional and design requirements while reducing costs. Benefits include improved sealing that reduces wind noise, window cranking efforts and buzz, squeak and rattle.

We utilize a number of different technologies in connection with these products, including: molding technologies, such as injection molding, structural reaction injection, reaction injection, compression and thermoset molding; metal forming processes, such as metal stamping, roll forming, tube forming and stretch bending; extrusion processes, such as co-extrusion, thermoset and thermoplastic extrusion; and finishing processes, including painting, hardcoating, chrome plating, vacuum metallization and anodizing. In addition to our primary manufacturing capabilities in this product area, we also perform some second stage vehicle assembly work for specialty vehicle production programs.

Interior Systems

We design, engineer and manufacture interior components and systems for the global automotive industry.

CAPABILITIES

Sidewall and Trim Systems

• Interior Garnish Trim

• Door and Side Panels

• Package Trays

• Liftgate Trim

Cockpit Systems

• Cockpit Modules

• Instrument Panels

• Glove Boxes in Multiple Surface Materials

• Floor Consoles

Overhead Systems

• Complete Overhead Systems

• Headliner Substrates

• Sun Visors

• Grab Handles

• Overhead Consoles

Cargo Management Systems

• Sliding and Stationary Load Floors

• Accessible Floor Storage Bins

• Multi-Level Shelf Systems

• Integrated Cargo Organizers

Carpet and Loadspace Systems

• Wheelhouse Linings

• Floor and Trunk Trim

• Carpet

• Acoustic Countermeasures

INNOVATIONS

Multi-Shot Technology

This technology was developed in response to customers’ need for a low-cost product and model differentiation. Multi-Shot technology utilizes a multiple shot injection molding process that combines a rigid polypropylene foundation with one or more successive molded layers of additional polypropylene-based elastomer materials. Improved tactile feel, dimensional stability and perceived quality are some of its advantages.

SL-2 Headliner Substrate

The SL-2 headliner is designed for integration of energy absorbing countermeasures, thus reducing the need for add-on components, while improving spaciousness and, potentially, safety.

Print Mold Design (PMD)

An industry first, PMD is the injection molding of shaped and double-sided screen printing foils. Using foils of up to 1mm in thickness allows for an array of design possibilities, such as strong 3D effects, that are not achievable through any other technology. The material resists scratching, fading and cracking. PMD is highly flexible in volume production and offers distinguishing characteristics for vehicle interiors.

Some of the technologies and processes involved with the foregoing include low pressure and injection molding, compression molding, vacuum forming, slush molding and spray urethane.

We also participate in a number of interiors-related joint ventures and equity interests.

Seating Systems

We develop and manufacture complete seating solutions and seat mechanism systems for the global automotive industry. Our capabilities range from market and consumer research, full concept development, design and engineering, testing and validation to manufacturing.

CAPABILITIES

Complete Seating Solutions

• Reconfigurable Seat Solutions

• In-Vehicle Stowable Seats

• Ingress/Egress Solutions

• Comfort Systems

• Lightweight Seat Solutions

Safety Systems Integration

Integrated:

• Restraints

• Side Impact Airbags

• Occupant Classification Systems (OCS)

• Child Seats

Seat Mechanisms

• Manual and Power Core Seat Structures

• Manual and Power Adjusters (Fore/Aft and Lift)

• EZ Entry System

• Reconfiguration & Stowing Mechanisms

• Manual and Power Recliners

  (Disc and Pawl and Sector/Fold Flat)

• Seat Attach Latches

Foam Solutions

• PureFit™ (Multi-material Mold-in-Place™) Solutions

• Foam/Trim Integration

INNOVATIONS

Stow-in-Floor Seating

As seen on the Chrysler Town & Country and Dodge Grand Caravan, we were the first to offer second and third row seats that stow in the floor.

Stand Up™ Seat

The  Stand Up™ seating solution provides best-in-class ingress/egress space into the second or third row. The intuitive and low-effort actuation only requires the use of one hand.

PureFit™ - Multi-Material Mold-In-Place™ Process

PureFit™ is a smart manufacturing method that enables a novel and efficient styling strategy. It offers limitless cloth, leather and vinyl pattern options with a common foam tool.

i-DiSC™ 4

A family of manual mini disc recliners that are lighter, more cost-effective, and offer best-in-class size, mass and functionality. i-DiSC™ 4 is ideal for packaging into tight environments. A continuous version is available with an internal memory feature.

The technologies and processes used in the manufacture of seating and seat components range from traditional “cut and sew” technology to our patented Multi-Material Mold-In-Place™ technology.

We also participate in a number of seating-related joint ventures and equity interests.

Closure Systems

We engineer and manufacture closure systems for the global automotive industry.

CAPABILITIES

Door Modules

• Structural Door Modules

• Sealed Modules

• Hardware Trim Modules

• Integrated Trim Modules

• Liftgate and Tailgate Modules

• Complete Mid-Door Modules

Power Closure Systems

• Power Sliding Doors

• Power Liftgates

Latching Systems

• Side Door Latches and Sliding Door Latches

• Hood Latches and Liftgate Latches

• Tailgate, Decklid Latches

Handle Assemblies

• Exterior and Interior Handles

Window Systems

• Dual Rail Cable and Drum Systems

• Single Rail Cable and Drum Systems

• Arm and Sector Systems

• Convertible Quarter Glass Window Control Unit/Convenience Reversal

• Frameless Glass Systems

• Adjustable Frameless Glass Systems

Testing

• Environmental, Corrosion, Sound, Rain/Water Freeze, Dust Testing

• Durability Cycling, Strength Testing, In Process Testing, Travel and Efforts

• Test Fixture Development, Design and Fabrication

Obstacle Detection

• Power Liftgate and Sliding Door, Roof and Window Systems Control Unit

• Software and Hardware Design

• Contact and Non-Contact Obstacle Detection

• Integrated Electronic Software

INNOVATIONS

Structural Integrated Door Module

We were the first to market this technology in a sliding door application. The door module can match the stiffness of a conventional inner door panel, seal the door and allow for integration of virtually any component either inside of, or attached to, the door.

Electro-Mechanical Strut

This power liftgate system features an inline motor/gearbox with an integrated counterbalance mounted outside the seals in the rain trough.

Modular Secondary Latch

Our modular latch design allows for the addition of features and functions and can be adapted for decklid, liftgate and sliding door applications.

The primary processes used in our closures operations are light stamping, injection molding and assembly.

Vision Systems

We design, engineer and manufacture vision glass systems for the global automotive industry.

CAPABILITIES

Interior Mirrors (Prismatic and Electrochromic)

• EC Glass (auto-dimming)

• Telematics

• Compass and Temperature

• Displays

• Sensor Integration

• Bluetooth and Hands Free Conductivity

• Navigation

• Microphone

• Automatic Garage Door Openers

• Electronic Toll Collection

Electronic Vision Systems

• Full-color displays (including Backup Displays)

• Side Blind Zone Assist

• Lane Change Assist

Exterior Mirrors

• EC Glass (auto-dimming)

• Framed and Frameless Glass

• TurnSignal Lighting

• Power Folding and Power Extending Technologies

• Ground Illumination

• Integrated Blind Spot Detection

• Integrated Cameras

• Mirrors with Integrated Blind Zone Field of View

• Body-Matched Paint

Actuators

• HVAC

• Power Folding and Power Extending

• Exterior Glass Movement

• Interior Mirror Adjustment

• Active Bend Lighting

INNOVATIONS

VideoMirror™

A full-color display screen provides information to the driver. Options range from backup displays, such as ReversAid™, to turn-by-turn navigation.

NaviMirror™ and MirrorPilot™

Products designed to improve comfort and convenience by offering a low-cost navigation and telematics system. Adding hands-free calling, real-time traffic and voice recognition allows drivers to access information while keeping their eyes on the road.

Added-Feature Modular Mirrors

Added-feature modular mirrors can incorporate a broad array of added electronic features. We offer both prismatic and electrochromic interior added-feature mirrors tailored to any customer specification.

FrameLess™ Exterior Electrochromic Mirrors

The FrameLess™ electrochromic mirror gives the driver a wide field of view. Instead of a plastic bezel or coloured perimeter band, the complete area surrounding the edge is reflective, giving a more stylish and modern appearance.

Total BlindzoneManagement™

This system combines camera technology, enhanced mirrors and lighting, information and telematics to help eliminate blind zones around the vehicle.

Processes used in the manufacture of our vision products include injection molding, painting and assembly.

BODY & CHASSIS SYSTEMS

We provide body and chassis systems, as well as related engineering services, for the global automotive industry.

CAPABILITIES

Body Systems

• Complete Body-In-White

• Floor Pans

• Underbody Assemblies

• Door, Hood and Deck Assemblies

• Roof Panels

• Fender and Quarter Panels

• Tailgate and Liftgate Assemblies

• A, B, C and D Pillars

• Shock Towers

• Bumper Beams

• Door Intrusion Systems

• Oil Strainers

• Heat Shields

• Instrument Panel Beams

Chassis Systems

• Crossmember Assemblies

• Radiator Supports

• Engine Cradles

• Front and Rear Sub-Frame Assemblies

• Front and Rear Suspension Modules

• Control Arms

• Frame Rails

• Full Frame Assemblies

Technology, Engineering and Tooling Systems

• Program Management

• Program Engineering

• Computer-Aided Engineering (CAE) Design Verification

• Prototype Build

• Testing and Validation

• Tooling and Automated Systems

• Research and Development

INNOVATIONS

Forming of Advanced High Strength Steels

We continue to be a market leader with innovative applications for advanced high strength materials, focusing on forming materials that can help optimize vehicle performance without sacrificing quality, cost or weight.

Hot Stamping

We are an industry leader in bringing this forming process to body structure applications in areas where vehicle crash performance has become more critical due to increasing government standards.

Hybrid Steel/Aluminum Structures

The lightweight advantages of aluminum castings are combined with the strength and cost efficiency of steel to create unique chassis structural assemblies.

We employ a number of different forming technologies such as hydroforming, stamping, hot stamping, roll forming, draw bending, advanced welding technologies, as well as finishing technologies such as e-coating, heat treating and high temperature wax coating.

ELECTRONICS SYSTEMS

We design, engineer and manufacture electronic components and systems for the global automotive industry.

CAPABILITIES

Driver Assistance and Safety Systems

• Image Vision Systems (Rear View, Side View, 185° Crossing Traffic and 360° Panorama Vision Cameras)

• Machine Vision Systems (Intelligent Headlamp Control, Intelligent Light Ranging, Lane Departure Warning, Lane Keep Assist, Traffic Sign Recognition, Forward Collision Warning, Object Detection and Recognition)

• Ultrasonic Sensors (Park Distance Control, Automated Parking)

• Radar Systems (Adaptive Cruise Control, Collision Mitigation, Blind Spot/Crossing Traffic Detection)

• Active Pedestrian Protection (Sensor/Actuator System)

Body Systems and Human-Machine Interface (HMI)

• Body Controller

• Smart Junction Box

• Remote Keyless Entry

• Passive Entry/Passive Start

• Window Regulator

• Roof Controls

• Heated Seat Module

• Consoles and Displays

• Displays for Industrial Products

• Trailer Modules

• Mirror Electronics

• Humidity Sensors

Lighting Systems

• Headlamps

• Rear Lamps

• Interior Lighting

• Signal Lighting

Engine Electronics and Liquid Sensors

• Liquid Level Sensors

• Glow Plug Control Units

Industrial Products

• Joysticks

• Fork Lift-Truck Electronic Units

Intelligent Power Systems (Smart Actuators)

• Smart Actuators

• Motor Controller

• Relays

Intelligent Power Systems (Electric and Hybrid Vehicles)

• Propulsion Systems (Electric, Chassis and Hub Motors; Inverter Modules (Motor Controls))

• Energy Systems (Battery Electronics, Battery Chargers, Vehicle Control Units, DC-DC Converters)

INNOVATIONS

Machine Vision System

This camera-based system performs various functions to assist the driver, including automatically adjusting headlamps between High and Low beams when it detects on-coming vehicles, tracking lane markings and road edges to detect unintentional lane departures, recognizing traffic and speed-limit signs, and issuing warnings upon detection of objects or pedestrians in the path of the vehicle.

Smart Actuator

Electronic Control Units and Brushless DC-motors merge to create subsystems used in several applications, including engine cooling fans, electronic parking brakes, power liftgates and transfer case control modules. The Brushless DC Cooling Fan is composed of a high efficiency compact motor with integrated sensorless motor drive electronics.

Electric / Hybrid Electric Vehicle Components

Propulsion Systems: Electric Motors are used for propelling a vehicle alone for all-electric vehicles or paired with an internal combustion engine for hybrid vehicles.  The motor controller governs the functions and performance of the motor.

Energy Systems: A battery charger is used to put energy into a battery cell. DC/DC converters create DC voltages in hybrid and electric vehicles necessary to power accessories, HVAC and power steering. The vehicle control unit coordinates the overall electronic control functions within a vehicle.

Together, the propulsion and energy electronic components are major building blocks of the complete drivetrain and provide necessary energy plus controls for electric and hybrid electric vehicles.

Body Electronics

The flexible body electronics platform is designed for the Asian market to combine multiple sub-systems of Body Control Modules (BCM), junction box, anti-pinch applications and entry modules leveraging short and long-range RF up to 2.4Ghz. The core body design is compatible with some driver assistance features.

HYBRID AND ELECTRIC VEHICLES/SYSTEMS

We act as a general contractor and main customer interface for all hybrid and electric vehicle programs globally, with an ability to lead and coordinate activities for the acquisition and execution of new programs for electric vehicles and hybrid electric vehicles. Our range of services includes integration of components and systems as well as the development and production of innovative complete vehicle solutions, from engineering to turnkey programs.

CAPABILITIES

Hybrid & Electric Vehicle Integration

Concept Development

• System Architecture

• Energy Management

• Thermal Management

• Operating Strategy

• Safety Features

Systems and Modules

• Mild Hybrid, Full Hybrid, Plug-In Hybrid

• Range Extenders

• Electric Vehicles

Lithium-Ion Cells and Battery Systems

• Energy Battery Systems for Electric Vehicles and Plug-In Hybrids

• Power Battery Systems for Mild and Full Hybrids

• Passenger Car and Heavy Duty Applications

INNOVATIONS

Concept Development

Our concept team develops innovative technologies for hybrid and electric vehicles. To achieve an optimal result we combine the competencies of Magna’s product groups and potential suppliers. We are working, amongst others, on complete vehicle concepts like our MILA Alpin which is an innovative, extremely compact off-road concept with a body specially designed for integrating various different types of alternative drives. This concept vehicle was honoured with the Innovation All-Wheel Award 2008 and the iF Product Design Award 2009 in the Advanced Studies category.

Ecological Technologies

We focus on technologies that enable fossil fuels to be used more economically and fuel consumption to be reduced. Hybrid demo vehicles like the HySUV or compactcityhybrid have potential for reducing fuel consumption and CO2 emissions, while increasing performance and comfort.

Systems and Modules

Based on customer requirements and vehicle objectives, we focus on the development of system architectures and functions to optimize the energy balance of the vehicle. We take into account ecological and economic factors, in an attempt to maximize the efficiency of all systems, modules and components involved in the flow of energy to the vehicle.

Lithium-Ion Battery Systems

We develop and produce electrical energy storage systems for various hybrid and electric vehicle applications. Essential requirements such as durability, product life span, and weight, and special customer requirements including packaging, size, functionality, quality, cooling ability and performance are incorporated within a modular design.

TOOLING, ENGINEERING AND OTHER

We design, engineer and manufacture tooling for our own use, as well as for sale to our customers. Additionally, we provide engineering support services, independent of particular production programs on which we may have production sales.

RESEARCH AND DEVELOPMENT

We have historically emphasized technology development and have a policy, embodied in our Corporate Constitution, to allocate a minimum of 7% of our Pre-Tax Profits (as defined in the Corporate Constitution) for each fiscal year to research and development during that fiscal year or the next succeeding fiscal year. We have historically exceeded this 7% threshold.  See “ITEM 8. CORPORATE CONSTITUTION — Research and Development”.

Our past development activities have resulted in a number of new and improved manufacturing processes and proprietary products, including the innovations discussed above. We expect that our involvement in the development of manufacturing technology and product technology in cooperation with automobile manufacturers will increase as automobile manufacturers further involve automotive suppliers in the vehicle development process.

MANUFACTURING AND ENGINEERING

Facilities

As at December 31, 2009, we had the following manufacturing and product development, engineering and sales facilities:

Geographic Region	Manufacturing	Product Development, Engineering and Sales
North America	120	28
Europe	92	34
Rest of World	26	17
Total	238	79

Our manufacturing facilities occupied approximately 46.5 million square feet, of which approximately 49% was leased from MI Developments Inc. (“MID”), 22% was owned by us and the remaining 29% was leased from third parties.  Most of our manufacturing facilities maintain an in-house tooling capability with a staff of experienced tool and die makers.  As production becomes more automated, the size and potential production capacity of our typical facility increases.  We are operating many of our manufacturing facilities on a multi-shift basis.

Our product development and engineering facilities occupied approximately 3.3 million square feet, of which approximately 54% was leased from MID, 10% was owned by us and the remaining 36% was leased from third parties.

Leases typically have terms of five years or more with options to renew.

Key Commodities

We purchase the majority of our commodities from domestic suppliers in the jurisdictions in which we do business.  Factors such as price, quality, transportation costs, warehousing costs, availability of supply and timeliness of delivery have an impact on the decision to source from certain suppliers.  We also purchase some key commodities offshore when shortages occur with respect to certain high quality grades of steel and other raw materials. Prices for certain key commodities used in our parts production, particularly steel, resins and paints/chemicals, fluctuated throughout 2009 and have generally increased over the last 5 years. More than half of our steel is acquired through resale programs operated by automobile manufacturers, which do not expose us to steel price increases, and the balance is acquired through spot, short-term and long-term contracts. To date, we have not experienced any significant difficulty in obtaining supplies of parts, components or key commodities for our manufacturing operations. We do not carry inventories of either key commodities or finished products significantly in excess of those reasonably required to meet production and shipping schedules.

HUMAN RESOURCES

As at December 31, 2009, we employed approximately 72,500 people as follows:

Region	Number of Employees
North America	38,850
Europe	27,900
Rest of World	5,750
Total	72,500

Human Resource Principles

Employee Equity Participation and Profit Sharing Program

Since 1975, we have maintained an employee equity and profit participation program to foster participation in profits and share ownership by our eligible employees.  Our Corporate Constitution requires that 10% of our qualifying Employee Pre-Tax Profits Before Profit Sharing (as defined in our Corporate Constitution) for a fiscal period be allocated to (i) the employee equity participation and profit sharing plan, (ii) contributions to a company pension plan, or  (iii) a cash distribution to eligible employees.  See “ITEM 8. CORPORATE CONSTITUTION — Employee Equity Participation and Profit Sharing Programs”.

Management Incentive Compensation

We believe that profit participation motivates members of management.  Accordingly, our customary executive compensation program consists of three core elements:

•                  a base salary, which is generally at or below base salaries for comparable positions within an appropriate comparator group of North American and European automotive and industrial companies which have global businesses;

•                  an annual variable incentive bonus directly tied to our profits; and

•                  long-term incentives.

Our Corporate Constitution provides that aggregate profit participation (annual variable incentive bonuses) paid and payable to Corporate Management (as defined in the Corporate Constitution) in respect of any fiscal year must not exceed 6% of our Pre-tax Profits Before Profit Sharing (as defined in the Corporate Constitution) for that fiscal year.  See “ITEM 8. CORPORATE CONSTITUTION — Incentive Bonuses; Management Base Salaries”. In recognition of the extraordinary and uncontrollable industry, economic and market conditions that began in the second half of 2008 and continued in 2010, our Corporate Governance and Compensation Committee determined to make certain temporary adjustments to executive compensation in respect of 2008, 2009 and 2010, in order to ensure retention and motivation of critical members of management. For a detailed discussion of these changes, see “Compensation Discussion & Analysis — Determination of Amounts of Compensation - 2010 Adjustments to Executive Compensation Program” in our Management Information Circular/Proxy Statement dated March 29, 2010.

Employee’s Charter

We are committed to an operating philosophy based on fairness and concern for people.  This philosophy is part of our “Fair Enterprise” culture in which employees and management share in the responsibility to help ensure our success.  Our Employee’s Charter embodies this philosophy through the following principles:

•                  Job Security — Being competitive by making a better product for a better price is the best way to enhance job security.  We are committed to working together with our employees to help protect their job security.  To assist in this regard, we provide job counseling, training and employee assistance programs to our employees.

•                  A Safe and Healthful Workplace — We strive to provide our employees with a working environment which is safe and healthful.

•                  Fair Treatment — We offer equal opportunities based on an individual’s qualifications and performance, free from discrimination or favouritism.

•                  Competitive Wages and Benefits — We provide our employees with information which enables an employee to compare his/her total compensation, including total wages and total benefits, with those earned by employees of our competitors, as well as with other plants in the communities in which our plants are located.  If total compensation is not competitive, wages are adjusted.

•                  Employee Equity and Profit Participation — We believe that every one of our employees should share in our financial success.

•                  Communication and Information — Through regular monthly meetings between management and employees and through publications, we provide our employees with information so that they know what is going on in the company and in the industry.

•                  Employee Hotline — Should any of our employees have a problem, or feel the foregoing principles are not being met, we encourage them to call the Hotline or use self-addressed Hotline envelopes to register their complaints.  Employees do not have to give their names, but if they do, it is held in strict confidence.  Hotline investigators (who are independent from divisional management) answer an employee’s call.  The Hotline is committed to investigating and resolving all concerns or complaints and must report the outcome to our global human resources department.

•                  Employee Relations Advisory Board — The Employee Relations Advisory Board is a group of people who have proven recognition and credibility relating to humanitarian and social issues.  This Board monitors, advises and ensures that we operate within the spirit of our Employee’s Charter and the principles of our Corporate Constitution.

Human Resource Policies

In furtherance of our commitment to fairness, as demonstrated in our Employee’s Charter, we have established Fairness Committees in most of our North American and in many European manufacturing facilities which enable employees at such facilities to have many of their concerns resolved by a committee comprised of both management and employees.  Most of our North American manufacturing facilities also have an Employee Advocate who works with our employees and management to ensure that any concerns that arise in the workplace are addressed quickly and in accordance with our Employee’s Charter, Corporate Constitution and operating principles.  Employee Advocates can only be removed if more than 65% of the shop floor employees at the applicable division vote to remove him or her through a periodic secret ballot vote.

We have established many employee communication programs, such as monthly divisional employee meetings, continuous improvement team meetings, an employee hotline and employee opinion surveys to help ensure employee involvement and feedback.  In addition, we maintain a 100 acre recreational park within 20 miles of most of our Toronto-area facilities for use by our employees and their families.

In addition to the employee equity participation and profit sharing programs discussed under “Human Resource Principles”, we maintain a group registered retirement savings plan in Canada and a 401(k) plan in the United States whereby we partially match employees’ contributions made through payroll deductions.  These plans complement the employee equity participation and profit sharing programs and are designed to assist employees in providing replacement income for retirement.  The pension plans that commenced in January 2001 for certain Canadian and U.S. employees were closed to new participants as of January 1, 2005.

Labour Relations

We believe that we maintain positive relations with our employees and, where applicable, with the unions representing the employees at certain of our automotive divisions.

Employees of our Integram Windsor facility are covered by a collective agreement with the National Automobile, Aerospace, Transportation and General Workers Union of Canada (CAW). Employees of our Excelsior Springs, Lordstown, Shreveport, Techcraft, and New Process Gear divisions are represented in the United States by the International Union, United Automobile Aerospace and Agricultural Workers of America (UAW).  The forms of collective agreements negotiated with the CAW and the UAW recognize our unique operating philosophy, including our Employee’s Charter and fundamental Fair Enterprise principles.  Most of these agreements recognize the need for wages and benefits to be competitive with companies we compete with for business, rather than those paid by our customers’ vehicle assembly operations.  One of the key features of these agreements is the commitment that there will be no strikes or lock-outs during the life of such agreements.

Employees at a number of our divisions in Mexico and the United Kingdom are currently covered by collective bargaining agreements with various unions in these jurisdictions.  Certain of our other European employees are covered by national industry-wide agreements relating to compensation and employment conditions and are members of in-house employees’ associations or trade unions.

From time to time, various unions seek to represent groups of our employees and, as a result, we may become party to additional collective agreements in the future.

Framework of Fairness Agreement

On October 15, 2007, we announced that we had entered into the Framework of Fairness Agreement (“FFA”) with the CAW.  The FFA is a set of principles which balance the needs of employees and the needs of business to be competitive. The FFA is being introduced to our employees over a period of several years and they will have the opportunity to vote at the plant level on whether to approve a new contract under its terms and conditions and join the CAW. If a majority of workers in a facility vote in favour, then that plant will be covered by a new Magna-CAW national collective agreement.

The key terms and conditions of the FFA include:

•                  preservation of our Fair Enterprise culture and operating principles, including the sharing of our financial success through equity ownership, as set out in our Corporate Constitution and Employee’s Charter;

•                  comprehensive no strike, no lock-out provisions with unresolved collective bargaining issues being settled through final offer selection arbitration;

•                  progressive concern resolution and plant representation mechanisms that preserve our Open Door Process, Fairness Committees, Employee Advocates and the Employee Hotline;

•                  competitive wage and benefit principles consistent with our Employee’s Charter;

•                  a concept tying annual wage adjustments to a manufacturing inflationary index, plant specific performance measures and competitive considerations;

•                  secret ballot voting on workplace issues; and

•                  depoliticization of the workplace and labour-management relations.

As of March 29, 2010, employees of our Windsor Modules division of our Closures group and of our Qualtech and Mississauga Seating divisions of our Seating group are covered by the Magna-CAW national collective agreement under the FFA.

COMPETITION

We face numerous sources of competition in the markets in which we operate, including from automobile manufacturers, other outside automotive suppliers and numerous other suppliers in which one or more automobile manufacturers may have direct or indirect investments.  We believe that there are a number of automotive suppliers that can produce some of the components, assemblies, modules and systems that we currently produce. Some of our competitors may have greater technical or marketing resources than we do and some of them may be dominant in markets in which we operate, however, we are the only automotive supplier with product capabilities spanning every major area of a vehicle. We believe that this breadth of capabilities, combined with our strong balance sheet, corporate culture, customer relationships and other factors provide us with an important competitive advantage.

The basis on which automobile manufacturers select automotive suppliers is determined by a number of factors, including price, quality, service, historical performance, timeliness of delivery, proprietary technologies, scope of in-house capabilities, existing agreements, responsiveness to the customer, the supplier’s overall relationship with the automobile manufacturer, the degree of available and unutilized capacity or resources in the manufacturing facilities of the automobile manufacturer, collective bargaining agreement provisions, labour relations issues, financial strength and other factors. The number of competitors that are solicited by automobile manufacturers to bid on any individual product has been reduced in many cases and we expect further reductions as a result of current economic conditions and as automobile manufacturers follow through on their stated intentions of dealing with fewer suppliers and rewarding those suppliers with earlier and deeper involvement.

SALES AND MARKETING

Sales Offices

We sell our products directly to automobile manufacturers located in North America through sales offices located in Canada, the United States and Mexico.  Additionally, we sell directly to automobile manufacturers located in Europe through sales offices located primarily in Austria, Germany, the United Kingdom, France, Italy, Sweden and Russia.  Our sales to automobile manufacturers in Rest of World are made with the assistance of representative offices in Japan, China, South Korea, Brazil, India and Thailand.  The various internal operating divisions and subsidiaries of the automobile manufacturers normally initiate many of their own purchasing decisions. As a result, an automobile manufacturer may effectively constitute multiple customers, although this is changing as automobile manufacturers are increasingly seeking to source global platforms.

Purchase Orders

Our sales are generated through customer requests to quote on particular products, including parts, components and assemblies, and the tools and dies to produce parts.  Purchase orders for our products are typically for one or more models, and typically extend over the life of each model, which is generally four to seven years.  However, purchase orders issued by our automobile manufacturer customers typically do not require them to purchase any minimum number of our products.  Releases under such purchase orders, which authorize us to supply specific quantities of products, are issued for planning, raw material and production purposes typically over a one to four month period in advance of anticipated delivery dates.  The actual number of products that we supply under purchase orders in any given year is dependent upon the number of vehicles produced by the automobile manufacturers of the specific models in which those products are incorporated.

It has been our experience that once we receive purchase orders for products for a particular vehicle model or program, we will usually continue to supply those products until the end of that model or program.  However, automobile manufacturers could cease sourcing their production requirements from us for a number of reasons, including if we refuse to accept demands for price reductions or other concessions.

ENVIRONMENTAL MATTERS

Health, Safety and Environmental Policy

We are subject to a wide range of environmental laws and regulations relating to air emissions, soil and ground water quality, wastewater discharge, waste management and storage of hazardous substances.  We aim to be an industry leader in environmental compliance with the intention to prevent pollution by reducing the impact of our operations on the environment and through technological innovation and process efficiencies. In furtherance of this aim, our Health, Safety and Environmental Policy commits us to:

•                  complying with, and exceeding where reasonably possible, all applicable health, safety and environmental laws, regulations and standards in all of our operations and conforming to our internal standards based on generally accepted environmental practices and established industry codes of practice;

•                  regularly evaluating and monitoring past and present business activities impacting upon health, safety and environmental matters;

•                  improving upon the efficient use of natural resources, including energy, minimizing waste streams and emissions, and implementing effective recycling in manufacturing operations, in each case, through the use of locally set continuous improvement targets;

•                  utilizing innovative design and engineering to reduce the environmental impact of our products during vehicle operation and at end of life;

•                  ensuring that a systematic review program is implemented and monitored at all times for each of our operations, with the goal of continual improvement in health, safety and environmental matters; and

•                  ensuring that adequate reports on health, safety and environmental matters are presented to our Board of Directors on an annual basis, at a minimum.

A Health and Safety and Environmental Committee of our Board of Directors assists in overseeing our handling of health, safety and environmental issues and annually reviews our Health, Safety and Environmental Policy.  This Committee operates pursuant to a written charter, the text of which is located on our website (www.magna.com) under “Corporate Governance”.

Environmental Compliance

Certifications

As part of our commitment to environmental compliance, we are also compliant with ISO 14001 standards where appropriate.  As of December 31, 2009, 162 of our manufacturing facilities were ISO 14001 certified.

Industrial Emissions

We operate a number of manufacturing facilities that use environmentally sensitive processes and hazardous materials. Our manufacturing facilities are subject to a program of regular third party and internal environmental compliance audits or inspections. We believe that all of these operations meet, in all material respects, applicable governmental standards for waste handling and emissions.  Notwithstanding this compliance, we have in the past and may in the future experience complaints regarding some of our manufacturing facilities from neighbouring parties. In the past, such complaints have been addressed by open dialogue with relevant stakeholders and, where appropriate, manufacturing process adjustments.  In addition, facilities have in the past and may in the future receive a notice of violation or similar communication from local regulators during routine reviews. We have in the past and will continue in the future to address any such notices promptly. Further, in spite of generating and disposing of hazardous wastes in full compliance with the regulations, a waste generator (manufacturing facility) can be named as a Potentially Responsible Party (“PRP”) if a U.S.-based waste handling or disposal facility used by the manufacturing facility goes bankrupt, or is otherwise unable to clean up any contamination associated with its operation. Costs associated with being a PRP could be material depending upon the site conditions and the number of participating PRPs.  In order to mitigate this risk, we require each of our facilities to ensure that any waste haulers or disposal facilities that they use carry pollution liability insurance in addition to being appropriately licensed.

We are also subject to environmental laws requiring investigation and clean-up of environmental contamination.  From time to time, our operations and properties become the subject of inquiries or investigations of environmental regulators.  We are in various stages of investigation or clean-up at our manufacturing facilities where contamination has been alleged or identified. These stages include performing periodic soil and groundwater sampling, determining the most appropriate corrective action approach for remediating the contamination and obtaining regulatory approval of such approach, performing the remediation and monitoring the status of our remediation. Estimating environmental clean-up liabilities is complex and heavily dependent on the nature and extent of historical information and physical data about the contaminated site, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination.  To date, the aggregate costs incurred in complying with environmental laws and regulations, including the costs of clean-up and remediation, have not had a material adverse effect on us. However, changes in these government laws and regulations are ongoing and may make environmental compliance, such as emissions control and waste disposal, increasingly expensive. In 2009, we spent approximately $3.3 million on environmental clean-up and remediation costs and currently estimate similar expenditures for 2010.

We are subject to environmental laws and regulations both as tenant and owner of our properties.  The majority of our automotive real estate is leased from MID.  Our leases with MID generally provide that we, as tenant, must maintain the leased properties in accordance with all applicable laws, including environmental laws.  We are also responsible for removing all hazardous and toxic substances when and as required by applicable laws and, in any event, prior to the termination of our occupation of the leased properties.  This applies whether or not the contamination occurred prior to our use of the leased properties, unless it was not caused or exacerbated by our use.  Our leases generally also contain indemnities in favour of MID with respect to environmental matters, and those indemnities expire after a specified period of time following the termination of the leases.

Greenhouse Gas Emissions

Currently, there is an increase in new regulation of greenhouse gas emissions from operations including phasing in mandatory reporting and, in some jurisdictions, reduction targets. Although our operations in various jurisdictions have to meet any applicable regulatory targets for greenhouse gas reduction, our operations as a whole are not major emitters. For example, in North America, the majority of our facilities do not exceed the reporting thresholds in recent legislation.  Accordingly, we do not currently anticipate that current or future regulatory targets for such reduction or future greenhouse gas emission caps would have a material adverse effect on our operations.

INTELLECTUAL PROPERTY

We own and use numerous patents and patent applications in connection with our operations.  We are also licensed to use patents or technology owned by others.  From time to time, claims of patent infringement are made by or against us.  None of the claims against us has had, and we believe that none of the current claims will have, a material adverse effect upon us.  While in the aggregate our patents and licenses are considered important in the operation of our business, we do not consider them of such importance that their expiry would materially affect our business.

RISK FACTORS

The industry we compete in and the business we conduct are subject to a number of risks and uncertainties.  These risks and uncertainties, together with certain assumptions, also underlie the forward-looking statements made in this Annual Information Form.  In order to fully understand these risks, uncertainties and assumptions, you should carefully consider the following risk factors in addition to other information included in this Annual Information Form.

Risks Relating to Our Industry and Operations

A slower than anticipated economic recovery or deterioration of economic conditions could have a material adverse effect on our profitability and financial condition.

While the global economy is currently experiencing a gradual recovery and the condition of the global automotive industry appears to have stabilized and improved beginning in the second half of 2009, considerable uncertainty remains as to the breadth and depth of a global economic and industry recovery, including the timing of a return to more normal market conditions. As a result of this continued uncertainty, we remain subject to planning risk with respect to our business. A slower than anticipated recovery or a deterioration of economic conditions could have a material adverse effect on our profitability and financial condition.

The continuation of current levels of, or declines in, automobile sales and production could have a material adverse effect on our profitability.

The global automotive industry is cyclical and is sensitive to changes in economic and political conditions, including interest rates, energy prices and international conflicts. Commencing in the second half of 2008, the automotive industry experienced a more severe downturn than in prior cycles due to the disruption of global credit markets, the corresponding reduction in access to credit (particularly for purposes of vehicle financing), the deterioration of housing and equity markets and the resulting erosion in personal net worth. All of these factors led to extremely low consumer confidence, particularly in the U.S., which in turn, severely impacted automotive sales. While the global economy is currently showing signs of improvement, uncertainty remains. As a result of restructuring actions taken by automobile manufacturers and suppliers during the most recent downturn, automotive production levels are more closely aligned with actual automotive sales levels and, accordingly, are sensitive to overall economic conditions. The continuation of current or lower production volumes and sales levels for an extended period of time could have a material adverse effect on our profitability.

The bankruptcy of any of our major customers, and the potential corresponding disruption of the automotive supply chain, could have a material adverse effect on our profitability and financial condition.

The short-term viability of several of our automotive customers appears to have improved as a result of restructuring actions in the past few years, as well as direct government financial intervention in the automotive industry in 2009. However, there can be no assurance that these restructuring actions will be successful in ensuring their long-term viability, nor can there be any assurance that government financial assistance will be made available at levels necessary to prevent automobile manufacturer failures in the future. The bankruptcy of any of our major customers could have a material adverse effect on our profitability and financial condition. Additionally, since automobile manufacturers rely on a highly interdependent network of suppliers, a customer bankruptcy could materially disrupt the supply chain, which could have a material adverse effect on our profitability and financial condition.

The deterioration of the financial condition of some of our suppliers as a result of economic conditions and other factors could lead to significant supply chain disruptions and supplier bankruptcies or financial restructurings, which could have a material adverse effect on our profitability.

We rely on a number of suppliers to supply us with a wide range of components required in connection with our business. While the automotive supply base appears to be stabilizing following the economic downturn which commenced in the second half of 2008, the financial health of automotive suppliers is impacted by economic conditions, production volume cuts, intense pricing pressures and other factors. The insolvency or bankruptcy of a supplier could disrupt the supply of components to us or our customers, potentially causing the temporary shut-down of our or our customers’ production lines. Any prolonged disruption in the supply of critical components to us or our customers, the inability to re-source or in-source production of a critical component from a financially distressed automotive components sub-supplier, or any temporary shut-down of one of our production lines or the production lines of one of our customers, could have a material adverse effect on our profitability. Additionally, the insolvency, bankruptcy or financial restructuring of any of our critical suppliers could result in us incurring unrecoverable costs related to the financial work-out of such suppliers and/or increased exposure for product liability, warranty or recall costs relating to the components supplied by such suppliers to the extent such supplier is not able to assume responsibility for such amounts, which could have an adverse effect on our profitability.

We may not be able to compete as successfully as some of our competitors in certain product or geographic areas, which could have an adverse effect on our operations and profitability.

The automotive parts supply industry is highly competitive. As a result of our diversified automotive business, we face a number of competitors possessing varying degrees of financial and operational strength in each of our product and service capabilities. Some of our competitors have a substantially greater market share than we have in certain product areas and are dominant in some of the markets in which we do business. In addition, recent restructuring actions taken by some of our competitors have provided them with improved financial and operational flexibility and could increase their competitive threat to our business. Failure to successfully compete with our existing competitors or with any new competitors could have an adverse effect on our operations and profitability.

A reduction in outsourcing by our customers or loss of material production or assembly programs, combined with a failure to secure sufficient alternative programs, could have a material adverse effect on our profitability.

We are dependent on the outsourcing of components, modules and assemblies, as well as complete vehicles, by automobile manufacturers. The extent of outsourcing by automobile manufacturers is influenced by a number of factors, including relative cost, quality and timeliness of production by suppliers as compared to automobile manufacturers, capacity utilization, labour relations among automobile manufacturers, their employees and unions and other considerations. As a result of lower cost structures due to recent restructuring actions, some automobile manufacturers may in-source production which had previously been outsourced. Outsourcing of complete vehicle assembly is particularly dependent on the degree of unutilized capacity at the automobile manufacturers’ own assembly facilities, in addition to the foregoing factors. A reduction in outsourcing by automobile manufacturers, or the loss of any material production or assembly programs coupled with the failure to secure alternative programs with sufficient volumes and margins, could have a material adverse effect on our profitability.

A shift away from technologies in which we are investing could have a material adverse affect on our profitability and financial condition.

We continue to invest in technology and innovation, including certain alternative-energy technologies which we believe will be critical to our long-term growth. Our ability to anticipate changes in technology and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to remain competitive. If there is a shift away from the use of technologies in which we are investing, our costs may not be fully recovered. We may be placed at a competitive disadvantage if other technologies in which our investment is not as great, or our expertise is not as developed, emerge as the industry-leading technologies.

This could have a material adverse effect on our profitability and financial condition.

Termination or non-renewal of a production purchase order by a customer could have an adverse effect on our profitability.

Contracts from our customers consist of blanket purchase orders which generally provide for the supply of a customer’s annual requirements for a particular vehicle, instead of a specified quantity of products.  These blanket purchase orders can be terminated by a customer at any time and, if terminated or not renewed, could result in us incurring various pre-production, engineering and other costs which we may not recover from our customer and which could have an adverse effect on our profitability.

Our short-term profitability could be adversely affected by the costs associated with rationalization and downsizing of some of our operations or other significant, non-recurring costs.

As part of our strategy of continuously seeking to optimize our global manufacturing footprint, we may further rationalize some of our production facilities. In the course of such rationalization, we may incur further restructuring, downsizing and/or other significant non-recurring costs related to plant closings, relocations and employee severance costs. Such costs could have an adverse effect on our short-term profitability. In addition, we are working to turn around financially underperforming divisions; however, there is no guarantee that we will be successful in doing so with respect to some or all such divisions.

We recorded significant impairment charges in recent years and could record additional impairment charges in the future, which could have a material adverse effect on our profitability.

We recorded significant impairment charges related to goodwill, long-lived assets and future tax assets in recent years and may continue to do so in the future. The bankruptcy of a significant customer or the early termination, loss, renegotiation of the terms of, or delay in the implementation of, any significant production contract could be indicators of impairment. In addition, to the extent that forward-looking assumptions regarding: the impact of improvement plans on current operations; in-sourcing and other new business opportunities; program price and cost assumptions on current and future business; the timing of new program launches; and forecast production volumes; are not met, any resulting impairment loss could have a material adverse effect on our profitability.

Our inability to diversify our sales could have a material adverse effect on our profitability.

Although we supply parts to all of the leading automobile manufacturers, a significant majority of our sales are to six such customers. While we have diversified our customer base somewhat in recent years and continue to attempt to further diversify, particularly to increase our business with Asian-based automobile manufacturers, there is no assurance we will be successful. Our inability to successfully grow our sales to non-traditional customers could have a material adverse effect on our profitability.

Shifts in market shares among vehicles or shifts away from parts we produce could have a material adverse effect on our profitability.

While we supply parts for a wide variety of vehicles produced in North America and Europe, we do not supply parts for all vehicles produced, nor is the number or value of parts evenly distributed among the vehicles for which we do supply parts. Shifts in market shares among vehicles (including shifts away from vehicles we assemble or shifts away from specific parts we produce) or the early termination, loss, renegotiation of the terms of, or delay in the implementation of any significant production or assembly contract could have a material adverse effect on our profitability.

We may not be able to successfully compete against suppliers with operations in developing markets, which could have an adverse effect on our profitability.

Many of our customers have sought, and will likely continue to seek to take advantage of lower operating costs in China, India, Brazil, Russia and other developing markets. While we continue to expand our manufacturing footprint with a view to taking advantage of manufacturing opportunities in these markets, we cannot guarantee that we will be able to fully realize such opportunities. The inability to quickly adjust our manufacturing footprint to take advantage of manufacturing opportunities in these markets could harm our ability to compete with other suppliers operating in or from such markets, which could have an adverse effect on our profitability.

We are exposed to a number of risks related to conducting business in foreign countries, some of which could have an adverse effect on our profitability.

We have or may establish foreign manufacturing, assembly, product development, engineering and research and development operations, including in Asia, Russia and Eastern Europe, Mexico, South America and Africa. International operations are subject to certain risks inherent in doing business abroad, including:

•                  political and economic instability;

•                  trade, customs and tax risks;

•                  currency exchange rates and currency controls;

•                  insufficient infrastructure;

•                  restrictions on exports, imports and foreign investment;

•                  increases in working capital requirements related to long supply chains; and

•                  difficulty in protecting intellectual property rights.

Expanding our business in developing markets is an important element of our strategy and, as a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable, however, any such occurrences could have an adverse effect on our profitability.

The failure of one or more major financial institutions could affect the amount of credit available to us or subject us to counterparty risk in connection with derivative transactions, which could adversely affect our financial condition.

Since September 2008, several major financial institutions failed or required massive government intervention in order to prevent collapse. The turmoil in the financial sector significantly affected the global economy, and contributed to a global recession. While financial markets appear to have stabilized, the failure of any major financial institutions in the future could lead to significant disruptions in capital and credit markets and could adversely affect our and our customers’ ability to access needed liquidity for working capital. In addition, in the event of a failure of a financial institution: in which we invest our cash reserves; that is a counterparty in a derivatives transaction (primarily currency and commodities hedges) with us; or that is a lender to us; we face the risk that that our cash reserves and amounts owing to us pursuant to derivative transactions may not be fully recoverable, or the amount of credit available to us may be significantly reduced. All of these risks could have an adverse effect on our financial condition.

Significant long-term fluctuations in relative currency values could have an adverse effect on our profitability and financial condition.

Although our financial results are reported in U.S. dollars, a significant portion of our sales and operating costs are realized in Canadian dollars, euros, British pounds and other currencies. Our profitability is affected by movements of the U.S. dollar against the Canadian dollar, the euro, the British pound and other currencies in which we generate revenues and incur expenses. However, as a result of hedging programs employed by us, foreign currency transactions are not fully impacted by movements in exchange rates. We record foreign currency transactions at the hedged rate where applicable. Despite these measures, significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of the U.S. dollar,

Canadian dollar, euro or British pound, could have an adverse effect on our profitability and financial condition and any sustained change in such related currency values could adversely impact our competitiveness in certain geographic regions.

Our failure to successfully identify, complete and integrate acquisitions could have a material adverse effect on our profitability.

We have completed a number of acquisitions in recent years and may continue to do so in the future. In those product areas in which we have identified acquisitions as critical to our business strategy, we may not be able to identify suitable acquisition targets or successfully acquire any suitable targets which we identify. Additionally, we may not be able to successfully integrate or achieve anticipated synergies from those acquisitions which we do complete and such failure could have a material adverse effect on our profitability.

The continuation or intensification of pricing pressures and pressure to absorb additional costs could have an adverse effect on our profitability.

We face significant pricing pressure, as well as pressure to absorb costs related to product design, engineering and tooling, as well as other items previously paid for directly by automobile manufacturers. These pressures are expected to continue, even as the industry begins to recover from the global recession. The continuation or intensification of these pricing pressures and pressure to absorb costs could have an adverse effect on our profitability.

Warranty and recall costs could have a material adverse effect on our profitability and financial condition.

Our customers continue to demand that we bear the cost of the repair and replacement of defective products which are either covered under their warranty or are the subject of a recall by them. Warranty provisions are established based on our best estimate of the amounts necessary to settle existing or probable claims on product defect issues. Recall costs are costs incurred when government regulators and/or our customers decide to recall a product due to a known or suspected performance issue and we are required to participate either voluntarily or involuntarily. Currently, under most customer agreements, we only account for existing or probable warranty claims. Under certain complete vehicle engineering and assembly contracts, we record an estimate of future warranty-related costs based on the terms of the specific customer agreements and the specific customer’s warranty experience. While we possess considerable historical warranty and recall data and experience with respect to the products we currently produce, we have little or no warranty and recall data relating to new products, assembly programs or technologies, including hybrid and electric vehicle systems, being brought into production to allow us to establish accurate estimates of, or provisions for, future warranty or recall costs. The obligation to repair or replace such products could have a material adverse effect on our profitability and financial condition if the actual costs are materially different from our estimates.

Our inability to mitigate our exposure to elevated commodities prices, as well as energy prices, could have a material adverse effect on our profitability.

Prices for key raw materials and commodities used in our parts production, particularly steel, resin and paints/chemicals, as well as energy prices, fluctuate and, in some cases, are at elevated levels compared to levels earlier this decade. We have attempted to mitigate our exposure to commodities price increases, however, to the extent we are unable to fully do so through hedging strategies, participation in customer-initiated programs to manage raw materials prices, such as steel resale programs, by engineering products with reduced commodity content, by passing commodity price increases to our customers or otherwise, such additional commodity costs could have a material adverse effect on our profitability.

Scarcity of critical commodities necessary for the production of alternative-energy vehicles may negatively impact the viability or longevity of certain alternative-energy technologies, which could have an adverse effect on our profitability.

Certain alternative-energy technologies that have emerged in connection with the development and manufacture of hybrid and electric vehicles, components and systems employ various commodities, including lithium and several “rare earth metals” that, based on currently identified or developed production sources, are geographically concentrated, subject to political control through export restrictions or otherwise and may not be economically recoverable in sufficient quantities to sustain the high-volume manufacture of vehicles that rely on such commodities. For many of these commodities, there are currently no known substitutes. These and other factors could negatively impact the viability or longevity of certain technologies, including some in which we have made or may make considerable investments, which could have an adverse impact on our profitability.

Changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates could have a material adverse effect on our profitability.

Our effective tax rate varies in each country in which we conduct business. Changes in our mix of earnings between jurisdictions with lower tax rates and those with higher tax rates could have a material adverse effect on our profitability.

Our profitability may be materially adversely affected by our inability to utilize tax losses or because of tax exposures we face.

We have incurred losses in some countries which we may not be able to fully or partially offset against income we have earned in those countries. In some cases, we may not be able to utilize these losses at all if we cannot generate profits in those countries and/or if we have ceased conducting business in those countries altogether. Our inability to utilize material tax losses could materially adversely affect our profitability. At any given time, we may face other tax exposures arising out of changes in tax laws, tax reassessments or otherwise. To the extent we cannot implement measures to offset these exposures, they may have a material adverse effect on our profitability.

Legal claims against us could have a material adverse effect on our financial position.

From time to time, we may become liable for legal, contractual and other claims by various parties, including customers, suppliers, former employees, class action plaintiffs and others. On an ongoing basis, we attempt to assess the likelihood of any adverse judgments or outcomes to these claims, although it is difficult to predict final outcomes with any degree of certainty. At this time, we do not believe that any of the claims to which we are party will have a material adverse effect on our financial position, however, we cannot provide any assurance to this effect.

Unionization activities at some of our facilities could adversely affect our profitability.

The CAW and UAW unions have conducted organizing drives at certain of our divisions in the past, as a result of which we have concluded collective agreements covering employees at each of the facilities identified under “HUMAN RESOURCES — Labour Relations”.  We have entered into the Framework of Fairness Agreement with the CAW, pursuant to which employees at our Canadian facilities will have the opportunity to vote on whether to approve a new contract under the terms of the Framework of Fairness and join the CAW. We do not have a similar agreement with the UAW. We are unable to predict whether our employees at any of our non-unionized divisions will elect union representation in the future.  Increased unionization of our divisions may increase our costs, which could have an adverse effect on our profitability.

Work stoppages and other labour relations disputes could have an adverse effect on our profitability.

If our hourly workforce becomes more unionized, we may be subject to work stoppages and other labour disputes, except as prohibited by collective agreements entered into under the Framework of Fairness, which contain “no-strike, no-lockout” provisions. To date, we have not experienced any material work stoppages at our facilities, nor have we experienced any disputes with unions that have had a material effect on our operations.  However, future disputes with labour unions may not be resolved without significant work stoppages, which could have an adverse effect on our profitability.

A change in credit ratings assigned to us could impact our cost of borrowing, which could have an adverse effect on our profitability.

The credit ratings currently assigned to us by DBRS and Standard & Poor’s, or that may in the future be assigned to us by other ratings agencies, are subject to change in accordance with the criteria established by such ratings agencies. There is no assurance that any rating assigned to us will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future. A downgrade in the credit ratings assigned to us by one or more rating agencies could increase our cost of borrowing or impact our ability to renegotiate loans made to us, which could have an adverse effect on our profitability and financial condition.

Significant changes in laws and governmental regulations could have an adverse effect on our profitability.

A significant change in the current regulatory environment in our principal markets could have an adverse effect on our profitability.  In particular, our profitability could be adversely affected by significant changes in the tariffs and duties imposed on our products, including significant changes to the North American Free Trade Agreement. Additionally, we could be adversely affected by changes in tax or other laws which impose additional costs on automobile manufacturers or consumers, or more stringent fuel economy and emissions requirements on manufacturers, of sport-utility vehicles, light trucks and other vehicles from which we derive some of our sales.

Environmental laws and regulations could have an adverse effect on our financial condition or profitability.

We are subject to a wide range of environmental laws and regulations relating to air emissions, wastewater discharge, waste management and storage of hazardous substances.  We are also subject to environmental laws requiring investigation and clean-up of environmental contamination and are in various stages of investigation and clean-up at our manufacturing facilities where contamination has been alleged.  Estimating environmental clean-up liabilities is complex and heavily dependent on the nature and extent of historical information and physical data relating to the contaminated sites, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination. In addition, these environmental laws and regulations are complex, change frequently and have tended to become more stringent and expensive over time. Therefore, we may not have been, and in the future may not be, in complete compliance with all such laws and regulations, and we may incur material costs or liabilities as a result of such laws and regulations significantly in excess of amounts we have reserved. To the extent that we incur liabilities or costs in excess of the amounts we have reserved in order to comply with environmental laws and regulations, such liabilities or costs could have an adverse effect on our financial condition or profitability.

Risks Related to Our Controlling Shareholder

We are indirectly controlled by the Stronach Trust.

Our business and affairs are indirectly controlled by the Stronach Trust, through the right to direct the votes attaching to 100% of our Class B Shares, which represent approximately 66% of the votes attaching to all of our shares in aggregate.

The Stronach Trust may be able to cause us to effect corporate transactions without the consent of our other shareholders.  The Stronach Trust is also able to cause or prevent a change in our control.  Under present law, any offer to purchase our Class B Shares, whether by way of a public offer or private transaction and regardless of the offered price, would not necessarily result in an offer to purchase our Class A Subordinate Voting Shares. Accordingly, holders of our Class A Subordinate Voting Shares do not have a right to participate if a takeover bid is made for our Class B Shares.

The Stronach Trust, Frank Stronach and Belinda Stronach have interests in MID and MEC that could conflict with our interests.

Frank Stronach and Belinda Stronach, our Chairman and Executive Vice-Chairman, respectively, together with two other members of the Stronach family, are trustees and members of the class of potential beneficiaries of the Stronach Trust.  The Stronach Trust indirectly controls Magna.

The Stronach Trust controls MID and until March 5, 2009, the date Magna Entertainment Corp. (“MEC”) filed for creditor protection in the United States, controlled MEC, through the right to direct the votes attaching to approximately 66% of MID’s Class B Shares. Since the commencement of MEC’s bankruptcy proceedings, any transaction involving MEC outside the ordinary course of business, including a sale of assets, a financing transaction or a restructuring transaction, is subject to judicial oversight and approval of the U.S. Bankruptcy Court. Further, MEC must consult with a statutory committee of general unsecured creditors appointed by the United States Trustee pursuant to the U.S. Bankruptcy Code with respect to any transactions proposed in the context of the bankruptcy proceedings. The unsecured creditors committee is independent from MEC and has a statutory mandate to protect and promote the interests of general unsecured creditors. Mr. Stronach also serves as the Chairman and a director of each of MID and MEC. Various land and buildings used in our operations are leased from MID under operating lease agreements, which are effected on normal commercial terms.

Most of these leases were entered into while MID was our wholly-owned subsidiary.  Any material lease, construction or other arrangements with MID are reviewed and approved by our Corporate Governance and Compensation Committee in advance of any commitments by us or any of our subsidiaries.  Although we believe that the existing leases are on arm’s length commercial terms, there can be no assurance that independent parties negotiating at arm’s length would have arrived at the same terms.  As a result of the Stronach Trust’s interests in both Magna and MID, there is a risk that any future decisions or actions taken by either of us regarding these leases (including with respect to renewals, amendments, disputes or enforcement proceedings) and any new leases may not be the same as if we operated on an arm’s length basis.

ITEM 4.  DIVIDENDS

Dividends Paid

Holders of our Class A Subordinate Voting Shares and Class B Shares are entitled to a pro rated amount of any cash dividends declared by our Board of Directors on these shares.  The following table sets forth the cash dividends we have paid on each of our Class A Subordinate Voting Shares and Class B Shares for the last three years:

Period	Payment Date	Record Date	Amount per Share
Calendar 2010 (to date)	—	—	—
Calendar 2009	March 23, 2009	March 12, 2009	$0.18
Calendar 2008	December 15, 2008	November 28, 2008	$0.18
	September 15, 2008	August 29, 2008	$0.36
	June 16, 2008	May 30, 2008	$0.36
	March 19, 2008	March 10, 2008	$0.36
Calendar 2007	December 14, 2007	November 30, 2007	$0.36
	September 14, 2007	August 31, 2007	$0.36
	June 15, 2007	May 31, 2007	$0.24
	March 23, 2007	March 13, 2007	$0.19

We started paying cash dividends on our Class A Subordinate Voting Shares and Class B Shares (or their predecessors) on a quarterly basis in 1967. Our Board suspended the Corporation’s quarterly dividend with respect to its Class A Subordinate Voting Shares and Class B shares on May 5, 2009, prior to which we declared cash dividends in respect of each of the prior 70 quarters, up to and including in respect of the fourth quarter of 2008. The payment of future dividends and the amount thereof will be determined by our Board of Directors in accordance with our Corporate Constitution (see “ITEM 8.  CORPORATE CONSTITUTION — Dividends; Minimum Profit Performance”), taking into account earnings, cash flow, capital requirements, our financial condition and other relevant factors.

Dividend Reinvestment Plan (DRIP)

In 1994, we established a dividend reinvestment plan in which registered shareholders have the option to purchase additional Class A Subordinate Voting Shares by investing the cash dividends paid on their shares.

ITEM 5.  DESCRIPTION OF CAPITAL STRUCTURE

Authorized Share Capital

Our authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 776,961 Class B Shares and 99,760,000 Preference Shares, issuable in series, all with no par value.  As of March 22, 2010, a total of 111,920,503 Class A Subordinate Voting Shares and 726,829 Class B Shares were outstanding.  The percentage of voting rights attached to our outstanding Class A Subordinate Voting Shares as of March 22, 2010 was approximately 33.9% of the total votes represented by all of Magna’s outstanding shares.  No Preference Shares have been issued or are outstanding.

The following is a brief description of the significant attributes of our authorized share capital and is qualified in its entirety by reference to the detailed provisions in our charter documents.  See “ITEM 8. — CORPORATE CONSTITUTION” for additional terms and conditions relating to our authorized share capital.  The attributes of our Class A Subordinate Voting Shares, our Class B Shares and our Preference Shares are set out in our charter documents, which include our Corporate Constitution.

Class A Subordinate Voting Shares

The holders of our Class A Subordinate Voting Shares are entitled:

•                  to one vote for each Class A Subordinate Voting Share held (together with the holders of our Class B Shares, which are entitled to vote at such meetings on the basis of 300 votes per Class B Share held) at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;

•                  to receive, on a pro rated basis with the holders of our Class B Shares, any dividends (except for stock dividends, as described below) that may be declared by our Board of Directors, subject to the preferential rights attaching to any shares ranking in priority to our Class A Subordinate Voting Shares and our Class B Shares; and

•                  to receive, after the payment of our liabilities and subject to the rights of the holders of any shares ranking in priority to our Class A Subordinate Voting Shares and our Class B Shares, on a pro rated basis with the holders of our Class B Shares, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs.

Class B Shares

The holders of our Class B Shares are entitled to:

•                  300 votes for each Class B Share held (together with the holders of our Class A Subordinate Voting Shares, which are entitled to vote at such meetings on the basis of one vote per share held) at all meetings of our shareholders, other than meetings of the holders of another class or series of shares (or on matters to be voted on solely by the holders of another class of shares at a meeting that includes holders of our Class B Shares);

•                  receive, on a pro rated basis with the holders of our Class A Subordinate Voting Shares, any dividends (except for stock dividends, as described below) that may be declared by our Board of Directors, subject to the preferential rights attaching to any shares ranking in priority to our Class B Shares and our Class A Subordinate Voting Shares;

•                  receive, after the payment of all our liabilities and subject to the rights of the holders of any shares ranking in priority to our Class B Shares and our Class A Subordinate Voting Shares (including holders of any Preference Shares), on a pro rated basis with the holders of our Class A Subordinate Voting Shares, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs; and

•                  convert our Class B Shares into our Class A Subordinate Voting Shares, on a one-for-one basis.

Stock Dividends

Our Board of Directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Shares in Class A Subordinate Voting Shares and payable on Class B Shares in our Class A Subordinate Voting Shares or in Class B Shares.  No dividend payable in Class B Shares may be declared on our Class A Subordinate Voting Shares.

Preference Shares

Our Board of Directors may, without the approval of any of our shareholders, fix the number of shares in and determine the attributes of an individual series of Preference Shares and issue shares of such series from time to time.  The shares of each such series will be entitled to a preference over our Class A Subordinate Voting Shares and our Class B Shares, but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of assets among our shareholders for the purpose of winding-up our affairs.

Amendments to Share Provisions and Other Matters

The provisions attaching to our Preference Shares, to a series of our Preference Shares, to our Class A Subordinate Voting Shares and to our Class B Shares may not be deleted or varied without the approval of the holders of the class or series concerned.  In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, our Class A Subordinate Voting Shares or our Class B Shares may be created without the approval of the holders of the class or each series of the class concerned.  Any approval required to be given must be given by of two-thirds of the votes cast by those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

Neither our Class A Subordinate Voting Shares nor our Class B Shares may be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

No Takeover Protection

Under present law, any offer to purchase our Class B Shares, whether by way of a public offer or private transaction and regardless of the offered price, would not necessarily result in an offer to purchase our Class A Subordinate Voting Shares.  Accordingly, holders of our Class A Subordinate Voting Shares do not have a right to participate if a takeover bid is made for our Class B Shares.

Ratings

As of the date of this Annual Information Form, we have been assigned the following senior debt credit ratings:

Credit Rating Agency	Rating(1)(2)	Outlook/Trend(1)(2)
DBRS	BBB (high)	Stable
Standard & Poor’s	BBB	Stable

Notes:

(1)         Dominion Bond Rating Service’s rating of our senior debt is based on its long-term debt rating scale that ranges from “AAA” to “D”, which represents the range from highest to lowest credit quality of the long-term debt rated.   Long-term debt rated in the “BBB” rating category is in the fourth highest category of the relevant scale and is considered by Dominion Bond Rating Services to be of adequate credit quality.  “High” and “low” grades are used to indicate the relative standing of credit within a particular rating category.  The lack of one of these designations indicates a rating which is in the middle of the category, excluding the AAA and D categories for which the “high”, “middle” or “low” designations are not used. The DBRS rating trends provide guidance in respect of DBRS’s opinion regarding the outlook for the rating in question, with rating trends falling into one of three categories - “Positive”, “Stable” or “Negative”. The rating trend indicates the direction in which DBRS considers the rating is headed should present tendencies continue, or in some cases, unless challenges are addressed. A “Positive” or “Negative” trend represents an indication that there is a greater likelihood that the rating could change in the future than would be the case if a “Stable” trend was assigned.

(2)        Standard & Poor’s issuer credit rating is a current opinion of our overall financial capacity (i.e. credit worthiness) to pay our financial obligations in full and on time.  This credit rating is based on a rating scale that ranges from “AAA” to “D”, which represents the range from extremely strong capacity to meet financial obligations to a failure to pay one or more financial obligations when it came due. An issuer with a long-term issuer rating in the “BBB” rating category is in the fourth highest category of the relevant scale and is considered by Standard & Poor’s to have an adequate capacity to meet its financial commitments but that adverse economic conditions are more likely to lead to a weakened capacity of the issuer to meet its financial obligations than issuers in higher-rated categories. The ratings from “AA” to “CCC” may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories. The lack of one of these designations indicates a rating that is in the middle of the category. The S&P rating outlook assesses the potential direction of a credit rating over the intermediate term (typically six months to two years). A “Stable” outlook rating means that the rating is not likely to change.

Credit ratings are intended to provide investors with an independent measure of the credit quality of debt and securities. The credit ratings assigned to us or our senior debt by the rating agencies are not recommendations to purchase, hold or sell our debt or securities, since such ratings do not address market price or suitability for a particular investor.  There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future.

ITEM 6.  MARKET FOR SECURITIES

Class A Subordinate Voting Shares and Class B Shares

Our Class A Subordinate Voting Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the trading symbol “MG.A”, and on the New York Stock Exchange under the trading symbol “MGA”. Our Class B Shares are not listed or posted for trading on any stock exchange.

The high and low sale prices and volume of shares traded for our Class A Subordinate Voting Shares, as reported by the TSX, for the months during the year ended December 31, 2009 were as follows:

Month	High (Cdn.$)	Low (Cdn.$)	Volume
January	42.13	33.64	5,900,738
February	39.56	31.49	5,776,379
March	36.17	25.44	8,599,950
April	45.46	32.47	8,288,128
May	47.45	34.38	6,246,639
June	49.38	34.66	8,911,488
July	55.25	46.98	6,527,802
August	55.00	48.24	5,242,337
September	50.49	43.68	7,455,966
October	48.29	42.03	6,314,793
November	54.66	42.10	7,765,051
December	53.75	50.04	5,094,552

6.5% Convertible Debentures

As part of the privatization of Decoma, we assumed Decoma’s obligations in respect of its 6.5% Convertible Debentures in the principal amount outstanding of Cdn.$99,998,000. The outstanding Debentures were redeemed by the Corporation on December 7, 2009 (prior to their scheduled maturity date of March 31, 2010) for an aggregate amount equal to the outstanding principal amount of Convertible Debentures plus accrued and unpaid interest, and were de-listed from the TSX on that same date.

The high and low sale prices (per Cdn.$100 principal amount) and volume traded for the 6.5% Convertible Debentures, as reported by the TSX, for the months during the year ended December 31, 2009 were as follows:

Month	High (Cdn.$)	Low (Cdn.$)	Volume
January	96.00	92.00	174,300
February	98.00	93.00	133,790
March	97.00	95.01	80,360
April	98.00	96.75	41,530
May	101.00	97.75	99,010
June	101.02	100.00	27,970
July	101.50	100.01	30,160
August	101.50	100.27	16,480
September	101.50	100.51	7,560
October	101.50	101.25	21,780
November	101.02	100.00	11,340
December (up to December 7)	100.01	100.00	840

ITEM 7.  DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our Board of Directors currently consists of the following members:

Name and Municipality of Residence	Director Since	Principal Occupation
MICHAEL D. HARRIS(1)(2)(3)(6) Ontario, Canada	January 7, 2003	Senior Business Advisor, Cassels Brock & Blackwell LLP (Barristers and Solicitors)

LADY BARBARA JUDGE(2) London, United Kingdom	September 20, 2007	Chairman of the Board of the United Kingdom Atomic Energy Authority

LOUIS E. LATAIF(4) Massachusetts, U.S.A.	May 10, 2007	Dean of the School of Management, Boston University

DONALD RESNICK(2)(4)(5)(7) Ontario, Canada	February 25, 1982	Corporate Director

BELINDA STRONACH(8) Ontario, Canada	September 20, 2007	Executive Vice-Chairman of Magna

FRANK STRONACH(3)(8)(9) Lower Austria, Austria	December 10, 1968	Partner, Stronach & Co. (Consultant)

FRANZ VRANITZKY Vienna, Austria	June 11, 1997	Corporate Director

Name and Municipality of Residence	Director Since	Principal Occupation
DONALD J. WALKER Ontario, Canada	November 7, 2005	Co-Chief Executive Officer of Magna

SIEGFRIED WOLF Lower Austria, Austria	March 8, 1999	Co-Chief Executive Officer of Magna

LAWRENCE D. WORRALL(4)(5) Ontario, Canada	November 7, 2005	Corporate Director

Notes:

(1)	Lead Director.
(2)	Member of the Corporate Governance and Compensation Committee.
(3)	Member of the Nominating Committee.
(4)	Member of the Audit Committee.
(5)	Member of the Health and Safety and Environmental Committee.
(6)

Mr. Harris was a director of Grant Forest Products Inc., which sought and obtained protection under the Companies’ Creditors Arrangement Act in Canada (“CCAA”) on June 25, 2009. Mr. Harris was also a director of Naturade, Inc. (“Naturade”) until August 6, 2009. Within a year following his resignation as a director, Naturade filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.

(7)

Mr. Resnick served as a director of Ntex Incorporated, which was subject to cease trade orders in Ontario, Alberta and British Columbia in mid-2002 for failure to file financial statements. These cease trade orders were never revoked as Ntex made an assignment in bankruptcy in June 2003. Mr. Resnick resigned as a director of Ntex in June 2002.

(8)

Mr. Stronach and Ms. Stronach, together with two other members of the Stronach family, are trustees and members of the class of potential beneficiaries of the Stronach Trust. The Stronach Trust indirectly controls Magna through the right to direct the votes attaching to 100% of our Class B Shares. Mr. Stronach is party to certain consulting, business development and business services agreements with us. The Stronach Trust controls MID and until March 5, 2009, the date MEC filed for creditor protection in the United States, controlled MEC, through the right to direct the votes attaching to 66% of MID’s Class B Shares. Mr. Stronach also serves as the Chairman and a director of each of MID and MEC. We have or have had material relationships with each of MID and MEC. See “ITEM 10. INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS”, including the documents incorporated by reference therein. Also see “ITEM 3. — DESCRIPTION OF THE BUSINESS — RISK FACTORS — Risks Relating to Our Controlling Shareholder”.

(9)

Mr. Stronach was the Chairman of the Board and Chief Executive Officer of MEC when it, together with certain of its wholly-owned subsidiaries, filed voluntary petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on March 5, 2009. On that same date, MEC also sought and obtained recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice, under section 18.6 of the CCAA.

All of our directors were elected to their present terms of office by our shareholders at our Annual Meeting of Shareholders held on May 6, 2009. The term of office for each director expires at the conclusion of the next annual meeting of our shareholders.  At present, no executive committee of the Board of Directors has been constituted.

All of the directors have held the principal occupations identified above (or another position with the same employer) for not less than five years, except as follows:

•                  Mr. Harris was a consultant and senior business advisor with Goodmans LLP, a law firm, from 2002 until February 2009.

•                  Ms. Stronach served as a Member of Canada’s House of Commons from 2004 until 2008 and previously served as Minister of Human Resources and Skills Development, Minister Responsible for Democratic Renewal and Minister Responsible for Service Canada (2005). She previously served as our Chief Executive Officer between February 2001 and January 2004 and President between January 2002 and January 2004.

•                  Mr. Walker served as the President and Chief Executive Officer of Intier Automotive Inc. until its privatization in April 2005. Mr. Walker also served as our President and Chief Executive Officer between 1994 and 2001.

Lady Judge and Messrs. Harris, Lataif, Resnick, Vranitzky and Worrall have all been determined by our Board to be “independent directors” within the meaning of such term under applicable law.

Additional information in respect of each director nominated for election at our 2010 Annual and Special Meeting of Shareholders, including the basis for the Board’s independence determination, can be found in our Management Information Circular/Proxy Statement dated March 29, 2010.

Executive Officers

Our executive officers currently consist of the following persons:

Name and Municipality of Residence	Principal Occupation

FRANK STRONACH Lower Austria, Austria	Chairman of the Board (since November 1971)

DONALD J. WALKER Ontario, Canada	Co-Chief Executive Officer (since April 2005)

SIEGFRIED WOLF Lower Austria, Austria	Co-Chief Executive Officer (since April 2005)

BELINDA STRONACH Ontario, Canada	Executive Vice-Chairman (since September 2007)

VINCENT J. GALIFI Ontario, Canada	Executive Vice-President (since September 1996) and Chief Financial Officer (since December 1997)

PETER P. KOOB Rheinland-Pfolz, Germany	Executive Vice-President, Corporate Development (since May 2002)

JEFFREY O. PALMER Ontario, Canada	Executive Vice-President (since January 2001) and Chief Legal Officer (since January 2008)

MANFRED EIBECK Lower Austria, Austria	Executive Vice-President, Magna Europe (since November 2007)

MARC J. NEEB Ontario, Canada	Executive Vice-President, Global Human Resources (since January 2003)

ALON S. OSSIP Ontario, Canada	Executive Vice-President (since October 2006)

JAMES J. TOBIN, Sr. Michigan, U.S.A.	Executive Vice-President, Business Development (since December 2007)

HERBERT H. DEMEL Vienna, Austria	Chief Operating Officer, Vehicles and Powertrain (since May 2007)

TOM J. SKUDUTIS Ontario, Canada	Chief Operating Officer, Exteriors and Interiors (since May 2007)

To the extent that our executive officers have not held the offices identified above for the last five years, they have held the following offices or positions with us and/or have had the following principal occupations, during the last five years:

•                  Prior to April 2005, Mr. Walker served as the President and Chief Executive Officer of Intier Automotive Inc. since its spin-off in May 2001. Mr. Walker also served as our President and Chief Executive Officer between 1994 and 2001.

•                  Prior to April 2005, Mr. Wolf served as one of our Executive Vice-Chairmen since May 2002 and has served in various other capacities since 2001, including Vice-Chairman between 1999 and 2001 and President and Chief Executive Officer of Magna Steyr between 2001 and 2003.

•                  Ms. Stronach served as a Member of Canada’s House of Commons from 2004 until 2008 and previously served as Minister of Human Resources and Skills Development, Minister Responsible for Democratic Renewal and Minister Responsible for Service Canada (2005). She also served as our Chief Executive Officer between February 2001 and January 2004 and President between January 2002 and January 2004.

•                  Prior to November 2007, Mr. Eibeck was the President, Exteriors and Interiors Europe since June 2007, President of Decoma Europe since March 2005 and Director, Production Technologies of Magna Steyr since September 2002.

•                  Prior to October, 2006, Mr. Ossip was a partner at the law firm Goodman and Carr LLP since 1997.

•                  Prior to December 2007, Mr. Tobin was the Executive Vice-President, Business Development and Sales of Cosma International since January 2006, prior to which he was Executive Vice-President, Sales and Marketing of Cosma since January 2003.

•                  Prior to May 2007, Mr. Demel was President of Magna Powertrain since June 2005, prior to which he served as Chief Executive Officer of Fiat Auto from November 2003 to June 2005. He previously served as President of Magna Steyr from November 2002 to November 2003.

•                  Prior to May 2007, Mr. Skudutis was our Executive Vice-President, Operations since May 2001.

Beneficial Ownership of Securities

All our directors and executive officers as a group (19 persons) owned beneficially or exercised control or direction over 838,827 Class A Subordinate Voting Shares representing approximately 0.7% of the class, together with 726,829 Class B Shares representing 100% of the class, in each case, as at March 22, 2010.

ITEM  8.  CORPORATE CONSTITUTION

Our Corporate Constitution forms part of our charter documents.  The Corporate Constitution defines the rights of our employees and investors to participate in our profits and growth and imposes discipline on our management. The description which follows does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the Corporate Constitution as contained in our charter documents.

Board of Directors

Our Corporate Constitution requires that a majority of the members of our Board of Directors be individuals who are not also our officers, employees or persons related to our officers or employees.

Employee Equity Participation and Profit Sharing Programs

Our Corporate Constitution requires that 10% of our qualifying Employee Pre-Tax Profits Before Profit Sharing (as defined in the Corporate Constitution) for each fiscal year be allocated in that fiscal year or the immediately following fiscal year to:

•                  the employee equity participation and profit sharing programs and any other profit sharing programs we have established for our employees; and

•                  our defined benefit pension plan (for participating employees).

Senior members of divisional, regional and executive management who are direct profit participators do not participate in these employee equity participation and profit sharing programs.

Dividends; Minimum Profit Performance

Our Corporate Constitution provides that unless otherwise approved by ordinary resolution of the holders of our Class A Subordinate Voting Shares and our Class B Shares, voting as separate classes, the holders of our Class A Subordinate Voting Share and Class B Shares will be entitled to receive and we will pay, if, as and when declared by our Board of Directors out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of each fiscal year so that the aggregate of the dividends paid or payable in respect of such year is:

•                  equal to at least 10% of our After-Tax Profits (as defined in the Corporate Constitution) after providing for dividends on preference shares, if any, for such year; and

•                  on average, equal to at least 20% of our After-Tax Profits (as defined in the Corporate Constitution) after providing for dividends on preference shares, if any, for such fiscal year and the two immediately preceding fiscal years.

If at any time our After-Tax Profits (as defined in the Corporate Constitution) are less than 4% of the average stated capital attributable to our Class A Subordinate Voting Shares and Class B Shares at the beginning and at the end of the fiscal year in question, for two consecutive fiscal years or we fail to pay the required dividends described above for a period of two consecutive fiscal years, the holders of our Class A Subordinate Voting Shares will, until the 4% return is achieved in a succeeding fiscal year and all required dividends, if any, are paid, have the exclusive right, voting separately as a class, to elect two directors at the next meeting of our shareholders at which directors are to be elected. If the 4% return is not achieved or a required dividend is not paid for any two consecutive fiscal years following the initial two consecutive fiscal years, then the holders of our Class A Subordinate Voting Shares will, until the 4% return is achieved for one fiscal year and all required dividends are paid, have the exclusive right, voting separately as a class, to elect two additional directors at the next meeting of shareholders at which directors are to be elected.  Once the right of holders of our Class A Subordinate Voting Shares to elect such directors terminates, the directors who had been so elected will nonetheless serve until their successors are duly elected at the next meeting of our shareholders. Two of the directors to be elected at our Annual and Special Meeting of Shareholders to be held on May 6, 2010 will be voted on solely by holders of our Class A Subordinate Voting Shares in accordance with the “Minimum Profit Performance” provisions of our Corporate Constitution. For a detailed discussion regarding the election of directors, see “Business of the Meeting — Election of Directors” in our Management Information Circular/Proxy Statement dated March 29, 2010.

Changes in Share Capital

Except as otherwise approved by the holders of at least a majority of each of our Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, our Corporate Constitution prohibits:

•                  an increase in the maximum number of authorized shares of any class of our capital stock (other than our Class A Subordinate Voting Shares which may be issued in an unlimited amount); and

•                  the creation of any new class or series of capital stock having voting rights (other than on default in the payment of dividends) or having rights to participate in our profits (other than securities convertible into existing classes of shares or a class or series of shares having fixed dividends or dividends determined without regard to profits).

Unrelated Investments

Unless approved by the holders of at least a majority of each of our Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, our Corporate Constitution prohibits us from making an investment (whether direct or indirect, by means of loans, guarantee, or otherwise) in any “unrelated business” where such an investment, together with the aggregate of all other investments in unrelated businesses on the date in question, exceeds 20% of our “available equity” at the end of the financial quarter immediately preceding the date of investment.  For purposes of our Corporate Constitution, the term “unrelated business” means any business that:

•                 does not relate to the design, manufacture, distribution or sale of motor vehicles or motor vehicle parts, components, assemblies or accessories;

•                 does not utilize technology, manufacturing processes, equipment or skilled personnel in a manner similar to that utilized or under development by us; or

•                 does not involve the provision of products or services to our suppliers and customers, or the provision of products or services similar to those provided by our suppliers and customers from time to time.

A business will be deemed to cease to be an unrelated business for purposes of our Corporate Constitution if the net profits after tax of such business exceed on average 5% of our aggregate investment in such business for two out of any three consecutive years after the date of such investment.  For purposes of our Corporate Constitution, the term “available equity” is defined to mean our total shareholders’ equity, less the stated capital of any non-participating preference shares.

Research and Development

Our Corporate Constitution requires a minimum of 7% of our Pre-Tax Profits (as defined in the Corporate Constitution) for any fiscal year to be allocated to research and development during that fiscal year or the immediately following fiscal year.

Social Objectives

Pursuant to our Corporate Constitution, a maximum of 2% of our Pre-Tax Profits (as defined in the Corporate Constitution) for any fiscal year may be allocated to the promotion of “social objectives” during the fiscal year or the immediately following fiscal year.  For purposes of our Corporate Constitution, the term “social objectives” means objectives which, in the sole opinion of our executive management, are of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other useful nature to the communities in which we operate.

Incentive Bonuses; Management Base Salaries

Our Corporate Constitution provides that aggregate incentive bonuses paid or payable to “Corporate Management” in respect of any fiscal year will not exceed 6% of our Pre-Tax Profits Before Profit Sharing (as defined in the Corporate Constitution) for that fiscal year and that their base salaries shall be comparable to those in industry generally.  For purposes of our Corporate Constitution, “Corporate Management” means our chief executive officer, chief operating officer, chief marketing officer and chief administrative officer and any other employee designated by these persons from time to time to be included within “Corporate Management”.  For a detailed discussion of our executive compensation, see “Compensation Discussion and Analysis”, “Summary Compensation Table” and “Incentive Plan Awards” in our Management Information Circular/Proxy Statement dated March 29, 2010.

ITEM 9.   LEGAL PROCEEDINGS

KS Centoco

In November 1997, we, and two of our subsidiaries, were sued in the Ontario Superior Court of Justice by KS Centoco Ltd., an Ontario-based steering wheel manufacturer in which we have a 23% equity interest, and by Centoco Holdings Limited, the owner of the remaining 77% equity interest in KS Centoco Ltd.  In March 1999, the plaintiffs were granted leave to make substantial amendments to the original statement of claim in order to add several new defendants and claim additional remedies and in February 2006, the plaintiffs further amended their statement of claim to add an additional remedy. The amended statement of claim alleges, among other things:

•                 breach of fiduciary duty by us and two of our subsidiaries;

•                 breach by us of our binding letter of intent with KS Centoco, including our covenant not to have any interest, directly or indirectly, in any entity that carries on the airbag business in North America, other than through MST Automotive Inc., a company to be 77% owned by Magna and 23% owned by Centoco Holdings;

•                 the plaintiff’s exclusive entitlement to certain airbag technologies in North America pursuant to an exclusive license agreement, together with an accounting of all revenues and profits resulting from the alleged use by us, TRW Inc. and other unrelated third party automotive supplier defendants of such technology in North America;

•                 a conspiracy by us, TRW and others to deprive KS Centoco of the benefits of such airbag technology in North America and to cause Centoco Holdings to sell to TRW its interest in KS Centoco in conjunction with the sale by us to TRW of our interest in MST Automotive GmbH and TEMIC Bayern-Chemie Airbag GmbH; and

•                 oppression by the defendants.

The plaintiffs are seeking, among other things, damages of approximately Cdn.$3.5 billion.  We have filed an amended statement of defence and counterclaim.  Document production, completion of undertakings and examinations for discovery are substantially complete, although limited additional examinations for discovery may occur.  The trial is not expected to commence before 2011. We believe we have valid defenses to the plaintiff’s claims and therefore intend to continue to vigorously defend this case.  At this stage of the legal proceedings, notwithstanding the amount of time which has transpired since the claim was filed, it is not possible to predict their outcome.

Other

In the ordinary course of business activities, we may become contingently liable for litigation and claims with customers, suppliers, former employees and other parties. In addition, we may be, or could become, liable to incur environmental remediation costs to bring environmental contamination levels back within acceptable legal limits. On an ongoing basis, we assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable costs and losses.

A determination of the provision required, if any, for these contingencies is made after analysis of each individual issue. The required provision may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.

Warranty, Product Liability and Recall Costs

In certain circumstances, we are at risk for warranty costs, including product liability and recall costs. Due to the nature of the costs, we make our best estimate of the expected future costs, however, the ultimate amount of such costs could be materially different. We continue to experience increased customer pressure to assume greater warranty responsibility. Currently, under most customer agreements, we only account for existing or probable claims.  Under certain complete vehicle engineering and assembly contracts, we record an estimate of future warranty related costs based on the terms of the specific customer agreements and the specific customer’s warranty experience.

ITEM 10.  INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Reference is made to the sections entitled “Management Contracts” and “Interests of Management and Other Insiders in Certain Transactions” in our Management Information Circular/Proxy Statement dated March 29, 2010 for our Annual and Special Meeting of Shareholders to be held on May 6, 2010, which is incorporated by reference into this Annual Information Form.

ITEM 11.  TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Class A Subordinate Voting Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario.  The co-transfer agent and co-registrar for our Class A Subordinate Voting Shares in the United States is Computershare Trust Company, N.A., at its offices in Canton, Massachusetts.

ITEM 12.  EXPERTS

Our independent auditor is Ernst & Young LLP, which (together with its predecessor firms) has been our independent auditor since February 27, 1969.

ITEM 13.  AUDIT COMMITTEE

Our Audit Committee is comprised of Messrs. Donald Resnick (Chair), Louis E. Lataif and Lawrence D. Worrall.  A copy of our Audit Committee Charter is available on our website (www.magna.com) under “Corporate Governance” and was attached as a schedule to our Annual Information Form dated March 29, 2006 filed on SEDAR (www.sedar.com) and our Annual Report on Form 40-F dated the same date filed on EDGAR (www.sec.gov/edgar).  Additional information about our Audit Committee is contained in the section entitled “Audit Committee and Audit Committee Report” as well as in the “Statement of Corporate Governance Practices” in our Management Information Circular/Proxy Statement dated March 29, 2010 for our Annual and Special Meeting of Shareholders to be held on May 6, 2010, which is incorporated by reference into this Annual Information Form.

ITEM 14.  ADDITIONAL INFORMATION

Our Management Information Circular/Proxy Statement dated March 29, 2010 contains the following additional information:

•                 our directors’ and named executive officers’ remuneration and indebtedness;

•                 our voting securities and their principal holders;

•                 securities authorized for issuance under our equity-based compensation plans;

•                 our Audit Committee and its Report;

•                 our Compensation Discussion and Analysis; and

•                 our Statement of Corporate Governance Practices.

Additional financial information about us is provided in our consolidated financial statements as at and for the three-year period ended December 31, 2009.  These documents and additional information about us may be found on SEDAR, at www.sedar.com, on EDGAR at www.sec.gov/edgar and on our website, at www.magna.com.

Any person may obtain copies of the following documents upon request from our Secretary, c/o Magna International Inc., 337 Magna Drive, Aurora, Ontario, L4G 7K1:

•                                        at any time when our securities are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of our securities,

•                            one copy of this Annual Information Form;

•                            one copy of our Annual Report to Shareholders for the year ended December 31, 2009, which contains the following items:

•                            the “Management’s Discussion and Analysis of Results of Operations and Financial Position”, which is the only item incorporated by reference into this Annual Information Form; and

•                            our consolidated financial statements as at and for the three-year period ended December 31, 2009;

•                            one copy of any of our interim financial statements subsequent to the financial statements for our most recently completed fiscal year;

•                            one copy of our Management Information Circular/Proxy Statement dated March 29, 2010; and

•                            one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not provided under any of the foregoing; or

•                                        at any other time, one copy of any of the documents referred to immediately above, provided that we may require payment of a reasonable charge for such copy if the request is made by a person who is not one of our security holders.

SCHEDULE A

PRINCIPAL SUBSIDIARIES

The following is a list of our principal subsidiaries as at December 31, 2009, and their respective jurisdictions of incorporation.

Parent/subsidiary relationships are identified by indentations.  The list shows the percentages of the votes attached to all voting securities, and of each class of non-voting securities, owned by us or over which control or direction is exercised by us.  Percentages represent the total equity interest in a subsidiary, which is not necessarily indicative of percentage voting control.

Subsidiaries not shown each represent less than 10% of our total consolidated revenues and total consolidated assets (although not all subsidiaries shown necessarily each represent more than 10% of our total consolidated assets and total consolidated sales) and, if considered in the aggregate as a single subsidiary, represent less than 20% of our total consolidated revenues and total consolidated assets.

Subsidiary	Voting Securities	Jurisdiction of Incorporation

Magna Holding of America, Inc.	100%	Delaware
Magna US Holding, Inc.	100%	Delaware
Cosma International of America, Inc.	100%	Michigan
Magna Exteriors and Interiors Holdings, Inc. (formerly Decoma U.S. Holdings, Inc.)	100%	Delaware
Intier Automotive of America, Inc.	100%	Delaware
Magna Mirrors of America, Inc. (formerly Magna Donnelly Corporation)	100%	Michigan
Magna Powertrain USA, Inc.	100%	Delaware

Magna Exteriors and Interiors Corp. (formerly Decoma International Corp.)	100%	Ontario

Magna Seating Inc.	100%	Ontario

Magna International Investments S.A.	100%	Luxembourg
Magna International Automotive Holding AG	100%	Austria
Magna Automotive Holding AG	100%	Austria
Magna Metalforming AG	100%	Austria
Magna Steyr AG & Co. KG	100%	Austria
Magna Steyr Fahrzeugtechnik AG & Co. KG	100%	Austria
Magna Powertrain AG & Co. KG	100%	Austria
New Magna Investments N.V.	100%	Belgium

Magna Powertrain Inc.	100%	Ontario

Magna Structural Systems Inc.	100%	Ontario

A-1